UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Union Bankshares, Inc.

20 Lower Main Street
PO Box 667
Morrisville, VT 05661
(802) 888-6600

April 9, 2018

Dear Shareholder,

The 127th annual meeting of Union Bankshares, Inc. (the “Company”, "we", or "our") will be held Wednesday, May 16th at 3 p.m. at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont. You are cordially invited to attend. Enclosed are a notice of annual meeting, a proxy statement and a proxy card for voting your shares.

Also enclosed with this mailing is a copy of our Annual Report on Form 10-K for Union Bankshares, Inc. for the year ended December 31, 2017, along with a brochure containing other information of interest about your Company. Our proxy materials, Annual Report on Form 10-K and informational brochure are also posted on www.ublocal.com and on a special internet website, as indicated in the Notice of Internet Availability section of the attached Notice of Annual Meeting.

If your shares are held through a broker, please note that your broker will not have the authority to vote your shares on the election of directors without your specific instructions. Therefore, it is especially important that you submit your proxy promptly so your votes can be counted.

All shareholders of record will have three options for voting. In addition to returning the enclosed proxy card by mail, you may alternatively vote by phone or via the internet. For further details, refer to the proxy card or the Information About the Meeting section of the Proxy Statement.

We hope you will join us immediately following the meeting for an informal gathering of shareholders, directors and bank officers at the Charlmont Restaurant, Route 15 West, Morrisville, Vermont.

Sincerely,

Kenneth D. Gibbons	David S. Silverman
Chairman	President & Chief Executive Officer

Union Bankshares, Inc.

NOTICE OF
2018 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, May 16, 2018

To the Shareholders of Union Bankshares, Inc.:

The Annual Meeting of Shareholders of Union Bankshares, Inc. will be held at 3:00 p.m., local time, on Wednesday, May 16, 2018, at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont for the following purposes:

1.
To fix the number of directors at ten for the ensuing year and to elect ten directors (or such lesser number as circumstances may warrant), to serve a one year term and until their successors are elected and qualified;

2.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2018; and

3.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 23, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

This notice of meeting and proxy statement, the accompanying proxy card, our Annual Report on Form 10-K for the year ended December 31, 2017 and a brochure containing certain additional information about the Company are available on the internet in a downloadable, printable and searchable format and may be accessed at http://www.materials.proxyvote.com/905400.

By Order of the Board of Directors,

John H. Steel
Secretary

Morrisville, Vermont
April 9, 2018

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR BY FOLLOWING THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. SHOULD YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PROXY STATEMENT - TABLE OF CONTENTS

UNION BANKSHARES, INC.
20 Lower Main Street
Morrisville, VT 05661
(802) 888-6600

PROXY STATEMENT

Annual Meeting of Shareholders
May 16, 2018

INFORMATION ABOUT THE MEETING

Why have I received these materials?
We are sending this proxy statement and proxy card on behalf of the Board of Directors to solicit your vote on matters to be voted on at the annual meeting of the shareholders of Union Bankshares, Inc. to be held at 3:00 p.m. local time on Wednesday, May 16, 2018, at the Charlmont Restaurant meeting room located at 116 Vermont Route 15 West, Morrisville, Vermont. This proxy statement and proxy card are accompanied by the Company's Annual Report on Form 10-K for the year ended December 31, 2017 containing the Company's audited consolidated financial statements and footnotes, and a brochure containing certain additional information about the Company. These materials were first sent to our shareholders on or about April 9, 2018. You are cordially invited to attend the annual meeting and are asked to vote on the following proposals:

1.	To elect ten directors to the Company's Board of Directors (the “Board”) for the ensuing year; and

2.	To ratify the selection of our independent auditors for 2018.

Who is entitled to vote at the annual meeting?
Only holders of record of the Company's $2.00 par value common stock as of the close of business on March 23, 2018 (the record date for the meeting) will be entitled to vote at the annual meeting. On that date there were 4,465,657 shares of the Company's common stock outstanding, and each such share is entitled to one vote on each matter presented for vote at the annual meeting.

How do I vote my shares at the annual meeting?
If you are a shareholder of record of the Company's common stock, you may vote your shares by completing and signing the accompanying proxy card and returning it in the enclosed postage paid envelope. Alternatively, you may vote your shares by telephone (toll free in the United States) at 1-800-690-6903 or over the internet at http://www.proxyvote.com. Be sure to have your proxy card in hand if you vote by telephone or the internet and follow the instructions on the card. You are a shareholder of record if you hold your stock in your own name on the Company's shareholder records maintained by our transfer agent, Broadridge Corporate Issuer Solutions, Inc., of Brentwood, New York.
“Street name” shareholders of common stock, who wish to vote at the annual meeting will need to obtain a proxy card from the institution that holds their shares and follow the instructions on that form. Street name shareholders are shareholders who hold their common stock indirectly, through a bank, broker or other nominee.

Can I change my vote after I submit my proxy?
Yes, after you have mailed your proxy card or submitted your proxy by telephone or the internet, you may change your vote at any time before the proxy is exercised at the annual meeting. A timely-submitted later dated proxy supersedes all earlier proxies. Shareholders of record may change their vote by:

•
mailing a proxy card bearing a later date. You may request a new proxy by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge

Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, 1-866- 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement; or

•	submitting a later dated proxy by telephone or the internet; or

•	withdrawing your previously given proxy in person at the annual meeting and voting your shares by ballot.
“Street name” shareholders who wish to change their vote must contact the institution that holds their shares and follow the applicable procedures prescribed by the institution.

Can I vote in person at the meeting instead of voting by proxy?
Yes, a ballot will be available at the annual meeting for shareholders of record who wish to vote in person. However, we encourage you to complete and return the enclosed proxy card, or to vote your shares by telephone or the internet, to be certain that your shares are represented and voted, even if you should be unable to attend the meeting in person. If you wish, you may revoke your previously given proxy at the annual meeting and vote by ballot instead.
If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from the bank, broker or nominee in order to vote your shares in person at the meeting.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered differently in more than one account (for example, “John Doe” and “J. Doe”). To ensure that all your shares are voted, you should complete, sign and return all proxy cards. We encourage you to register all your accounts in the same name and address. You may do so by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at the following address or toll free telephone number: Broadridge Corporate Issuer Solutions, Inc. , Attn: Investor Relations Dept., P. O. Box 1342, Brentwood, NY 11717, 1-866- 321-8022. You may also contact our Assistant Corporate Secretary, Kristy Adams Alfieri, for assistance at the address and telephone number shown on page one of this proxy statement.

What is a broker nonvote?
Under stock exchange rules and brokerage industry practices, a broker may generally vote the shares it holds for customers on routine matters, but requires voting instructions from the customer on other, nonroutine matters. A broker nonvote occurs when a broker votes less than all of the shares it holds of record for any reason, including with respect to nonroutine matters where customer instructions have not been received. The “missing” votes in such a case are broker nonvotes.
Please note that under applicable brokerage industry rules for broker voting of shares, all director elections, whether or not contested, are considered nonroutine. Therefore, a broker may not vote a customer's shares in the election of directors (Proposal 1) without specific instructions from the beneficial owner. If you hold your shares through a broker, please be sure to follow your broker's instructions on how to direct the voting of your shares at the annual meeting.
The ratification of the appointment of the Company's independent auditors is considered to be a routine matter for purposes of a broker's discretionary voting authority under current stock exchange rules. Therefore, a broker may vote uninstructed shares on Proposal 2 under its discretionary authority.

What constitutes a quorum for purposes of the annual meeting?
The presence at the annual meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Shares voted by proxy or ballot on either of the proposals, including those marked as “ABSTAIN” on the election of directors (Proposal 1) or on the ratification of the appointment of the independent auditors (Proposal 2), will be treated as present at the meeting for purposes of determining a quorum.
Broker nonvotes are counted for determining a quorum to convene the meeting and for voting on routine matters (such as ratification of the appointment of the independent auditors) since the broker is entitled to vote those shares under its discretionary authority. On any matter considered to be nonroutine (such as the election of directors) broker nonvotes are not considered shares entitled to be voted by the broker, and therefore would not be counted for determining whether a quorum is present to vote on such matters.

What vote is required to approve matters at the annual meeting?
The election of directors (Proposal 1) will require the affirmative vote of a plurality of the votes cast. That means that the nominees who receive the highest number of vote totals for the number of vacancies to be filled will be elected as directors. Therefore, a vote to ABSTAIN from voting on any nominee or the entire slate will not affect the outcome of the election unless there are more nominees than there are vacancies to be filled.
Ratification of the appointment of the Company's independent auditors (Proposal 2) will require that more votes be cast FOR the proposal than AGAINST. Therefore, abstentions will not affect the outcome of the vote on Proposal 2.
If any other matter should be presented at the meeting, approval of such matter would generally require that more votes be cast in favor than opposed; abstentions and broker nonvotes would not affect the outcome. Management of the Company is not aware at this time of any matter that may be submitted to vote of the shareholders at the annual meeting other than the election of directors and ratification of the appointment of the independent auditors.

Do broker nonvotes affect the outcome of the shareholder votes on Proposals 1 and 2?
Because the election of directors (Proposal 1) is not the subject of an election contest and is by plurality vote, broker nonvotes at the annual meeting will not affect the outcome of the election of directors.
Broker nonvotes are not considered to be “votes cast” and therefore will not affect the outcome of the votes on approval of the appointment of independent auditors (Proposal 2).

How does the Board recommend that I vote my shares?
The Board of Directors recommends that you vote FOR Proposal 1 to set the number of directors for the ensuing year at ten, or such lesser number as circumstances require, and to elect the ten nominees listed in this proxy statement; and FOR Proposal 2 to ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2018.
If you vote by proxy card, your shares will be voted in the manner you indicate on the proxy card. If you sign and return your proxy card but do not specify how you want your shares to be voted, the persons named as proxy holders on the proxy card will vote your shares FOR Proposals 1 and 2, and in accordance with the recommendations of the Board of Directors on any other matters that may be presented for vote of shareholders at the meeting.

How are proxies solicited?
Proxies are being solicited by mail and by internet posting of our proxy materials. Proxies may also be solicited by directors, officers or employees of the Company or our wholly-owned subsidiary, Union Bank (“Union” or the “Bank”), in person or by telephone, facsimile, or electronic transmission. Those individuals will not receive any additional compensation for such solicitation.

Who pays the expenses for soliciting proxies?
The Company pays the expenses for soliciting proxies for the annual meeting. These expenses include costs relating to preparation, mailing and returning of proxies. In addition, we may reimburse banks, brokers or other nominee holders for their expenses in sending proxy materials to the beneficial owners of our common stock.

SHARE OWNERSHIP INFORMATION
Share Ownership of Management and Principal Holders
The following table shows the number and percentage of outstanding shares of the Company's common stock owned beneficially as of March 23, 2018 by:

•	each incumbent director of the Company;

•	each non-incumbent director nominee;

•	each executive officer named in the 2017 Summary Compensation Table included elsewhere in this proxy statement;

•	all of the Company's directors and executive officers as a group; and

•
each person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), known to the management of the Company to own beneficially more than 5% of the Company's outstanding common stock.

Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

Shareholder or Group	Shares Beneficially Owned		Percent of Class
Directors, Nominees and Executive Officers
Steven J. Bourgeois	2,000	(1)	*
Dawn D. Bugbee	234		*
Jeffery G. Coslett	6,382	(2)	*
Kenneth D. Gibbons	56,157	(3)	1.26
John M. Goodrich	1,100		*
Karyn J. Hale	2,524	(4)	*
Nancy C. Putnam	1,000	(5)	*
Timothy W. Sargent	1,688		*
David S. Silverman	18,546	(6)	*
John H. Steel	8,000	(7)	*
Schuyler W. Sweet	4,500	(8)	*
Cornelius J. Van Dyke	2,172	(9)	*

All Directors and Executive Officers as a Group
(12 in number)	104,303		2.34

5% or more Shareholders
Richard C. Sargent	502,866	(10)	11.26
Susan Hovey Mercia	392,259	(11)	8.78
Walter M. Sargent Revocable Trust	277,358	(12)	6.21
____________________

*	Denotes less than one percent (1%) of class.

(1)	Mr. Bourgeois has shared voting and investment power over all shares listed. All of such shares are held in the Bourgeois Family Trust.

(2)	Mr. Coslett has shared voting and investment power over 6,382 of the shares listed.

(3)	Mr. Gibbons has shared voting and investment power over all of the shares listed.

(4)	Ms. Hale has shared voting and investment power over 1,024 of the shares listed. Includes 1,500 shares Ms. Hale has the right to acquire under presently exercisable incentive stock options.

(5)	Nominee Putnam has shared voting and investment power over all of the shares listed.

(6)
Mr. Silverman has shared voting and investment power over 11,662 of the shares listed. Includes 884 shares held in an IRA for the benefit of Mr. Silverman's wife. Includes 6,000 shares Mr. Silverman has the right to acquire under presently exercisable incentive stock options.

(7)	Mr. Steel has shared voting power over 2,000 of the shares listed. Includes 1,000 shares held in an IRA for the benefit of Mr. Steel's wife.

(8)	All shares are held in the Schuyler W. Sweet 2000 Revocable Trust, of which Mr. Sweet is settlor and trustee.

(9)
Includes 1,772 shares held in the Cornelius J. Van Dyke Revocable Trust of which Mr. Van Dyke is settlor and trustee and 400 shares held in the Carol Phillips Hillman Revocable Trust, of which Mr. Van Dyke's wife is settlor and trustee.

(10)
Mr. Sargent has shared voting power over 502,866 of the shares listed. The total includes 162,000 shares held by the Copley Fund, a charitable trust of which Mr. Sargent serves as co-trustee. Mr. Sargent does not have any beneficial interest in the fund and disclaims beneficial ownership of all 162,000 shares held by the fund. The total also includes 277,358 shares held by the Walter M. Sargent Revocable Trust, of which Mr. Sargent and members of his family are beneficiaries and of which he is one of three co-trustees.

(11)	Ms. Mercia has shared voting and investment power over all 392,259 of the shares listed.

(12)
All 277,358 shares are included in the share total disclosed elsewhere in this table as beneficially owned by Richard C. Sargent, who is one of three co-trustees of the Trust and of which he and members of his family are beneficiaries.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and ten percent or more shareholders to file with the Securities and Exchange Commission (“SEC”) reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Based solely on its review of copies of Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for them, except as set forth below, the Company believes that during 2017 all Section 16(a) filing requirements applicable to its officers, directors and ten percent or more shareholders were timely complied with, except for the following: a late filed Form 5 report for Richard C. Sargent, relating to the receipt of a gift of shares during 2016 and 2017; and a late filed Form 4 report for each of the three executive officers listed in the 2017 Summary Compensation Table, following the final calculation as of December 31, 2017 of the number of shares of common stock underlying an award to each such officer of restricted stock units subject to time based vesting conditions.

PROPOSAL 1: TO ELECT DIRECTORS
The Company's Amended and Restated Articles of Association and Bylaws provide for a Board of at least three directors, with the exact number to be fixed by the shareholders at each annual meeting. The Board of Directors currently consists of nine individuals and the Board has recommended that the number of directors be increased to ten to accommodate the nomination of Union Bank director Nancy C. Putnam to stand for election to the Company Board. Accordingly, the shareholders are being asked to fix the number of directors for the ensuing year at ten, or such lesser number as circumstances require should any of the nominees be unable to serve.
The table below contains certain biographical information about board nominee Putnam and each of the nine incumbent directors standing for reelection to the Board. Additional biographical information for each of them is set forth following the table under the caption “Director Qualifications.”

Name and Age	Served as Director Since (1)	Principal Occupation for Past Five Years

Steven J. Bourgeois, 69	2005	Chief Executive Officer and Principal Owner, Strategic Initiatives for Business LLC (business consulting) St. Albans, VT

Dawn D. Bugbee, 61	2016	Vice President and Chief Financial Officer, Green Mountain Power Corporation Colchester, VT

Kenneth D. Gibbons, 71	1989	Chairman of the Board, Union Bankshares, Inc. and Union Bank; Morrisville, VT

John M. Goodrich, 68	2014
Chief Executive Officer, Superior Technical Ceramics Corporation; 2017 - present
St. Albans, VT
Previously, Vice President of Production of the Americas of Weidmann Electrical Technology
St. Johnsbury, VT

Nancy C. Putnam, 62	-	Retired Previously, CPA, Marckres Norder & Company, Inc. (accounting firm) Morrisville, VT

Timothy W. Sargent, 42	2011	Attorney at Law, Sargent Law Office, PLLC Morrisville, VT

David S. Silverman, 57	2011	President and Chief Executive Officer Union Bankshares, Inc. and Union Bank Morrisville, VT

John H. Steel, 68	2002	Owner, President and Treasurer, Steel Construction, Inc. Stowe, VT

Schuyler W. Sweet, 70	2008	Owner and Manager, Stony River Properties, LLC (equipment leasing and property management) Littleton, NH

Cornelius J. Van Dyke, 64	2010	Search and Rescue Coordinator, Vermont Department of Public Safety; 2013 - present Previously, President and General Manager, Golden Eagle Resort Waterbury, VT
____________________

(1)	Director nominee Putnam and each incumbent director is also a director of Union Bank; years of service do not include any prior years of service on the Board of Union Bank.

Director Qualifications
Community banking is about being a good member of the communities we serve and providing quality customer service and products, while ensuring that the interests of our stockholders and employees are satisfied and our regulatory requirements are met. The Company's Board meets at least quarterly, and Union Bank's Board meets semi-monthly, to strategize, guide and monitor the activities of the Bank to achieve these goals. We rely on our directors for their strategic vision, business acumen and knowledge of local markets and opportunities. All of our directors live or work in the communities we serve and bring a unique set of talents, perspectives and backgrounds to our Board. They have been active members in organizations of their choice and interest over their lifetimes, usually in a leadership position, which has added to their reputations as respected individuals. Our incumbent directors include long-standing members of the Board who have served through many economic cycles, technological advancements, regulatory changes and periods of Company growth.
The information below summarizes the specific experience, qualifications, attributes and skills that led our Board to conclude that the individual should serve on the Company's Board. We believe that in their professional and personal lives and through their Board service, each has demonstrated sound judgment, leadership capabilities, high ethical standards and a strong commitment for service to the Company.

Steven Bourgeois began his career in banking in 1969. He served as the President and Chief Executive Officer (“CEO”) of Franklin Lamoille Bank in St. Albans, Vermont from 1991 to 2001 when the bank's parent Company was acquired. He continued as Regional President of Banknorth until 2002 and as an Advisory Board member until 2004. He is the owner and CEO of Strategic Initiatives for Business LLC, a business consulting firm he founded in 2002. Steve served as an officer/board member of the Vermont Economic Development Authority from 1988 to 2016, as a member of the Governor's Council of Economic Advisors from 2002 to 2010, and on many statewide councils at the Governor's request. Steve has numerous other business, community, civic and banking industry group memberships in Vermont and Franklin County. He joined the Company's Board in 2005, and is the Chair of the Audit Committee. Steve is the designated “audit committee financial expert” as defined by the regulations of the SEC, and is also the Audit Committee representative on the Company's Disclosure Control Committee. He is also a member of Union's St. Albans Advisory Board. Steve's many years of experience in Vermont community banking, including as a community bank CEO, and his financial knowledge and expertise provide an important contribution to the Board.

Dawn Bugbee joined the Company's Board in 2016 and has served on Union Bank's Board since September 2015. She is currently a Vice President and Chief Financial Officer for Green Mountain Power Corporation, which prior to its acquisition in 2007 by Gaz Metro, L. P. was a publicly-traded, SEC reporting company. Prior to March 2006 she was the Chief Financial officer at Northwestern Medical Center (NMC) in St. Albans, Vermont. She is a certified public accountant (CPA) and holds a Bachelor of Science degree from Castleton University. She is an active member in the local community serving on the Board of Directors and finance committees at NMC and Goodwill of Northern New England. Dawn is a past Trustee of Champlain College in Burlington, a gubenatorial appointee to the Vemont Education and Health Building Financing Agency (VEHBFA), a Board member of United Way of Chittenden County and a Rotarian in the St. Albans and Colchester Rotary clubs. Dawn's years of experience as Chief Financial Officer and knowledge of SEC reporting requirements add valuable strength to the Board. Dawn serves on the Company's Audit Committee.

Kenneth Gibbons has served as Chairman of the Board since the 2011 annual meeting and served as President of both the Company and Union from 1991 until April 1, 2011 and as CEO of the Company and Union until his retirement at the 2012 annual meeting. Ken's banking career began in 1965 in Massachusetts and he has worked in all areas of banking during the intervening years. In 1975, he moved to Vermont and joined Union in 1984 as Vice President of Commercial Lending. Ken has served on many committees of the Vermont Bankers Association (VBA) and is a past VBA Chair. He has also been actively involved with the American Bankers Association and is a former member of the Board of Directors of the Independent Community Bankers of America (ICBA). Ken has been very active in numerous civic organizations and currently serves on the boards of the VEHBFA, the finance committee of Copley Hospital, and is currently the Vice Chair of the Sterling College Board of Trustees. Ken's expertise in the community banking field and his leadership and strategic planning skills, as well as, his long tenure with the Company, add valuable depth and strength to the Board. Ken joined the Company's Board in 1989, and serves on Union's Pension Committee.

John Goodrich joined the Company's Board in 2014 and has served on Union Bank's Board since 2013. During 2017, John assumed the Chief Executive Officer position at Superior Technical Ceramics, in St. Albans where he previously served as an advisory board member. John previously served as Vice President of Production for Americas for Weidmann Electrical Technology in St. Johsnbury prior to his retirement from that position in 2015. John is very active in the community, currently serving on Board of Trustees and the executive committee of Northeastern Vermont Regional Hospital in St. Johnsbury, and having previously served on the St. Johnsbury School Board for seven years and on the Planning Commission for five years. John also participated in the writing of the St. Johnsbury Town Plan. He is a past member of the Board of Directors of Central Vermont Public Service Corporation, and was a Director of the Associated Industries of Vermont (AIV) for many years. John remains active in the Vermont political process at the local and state levels and was appointed by then Vermont Governor Jim Douglas to first serve on and then chair the state's Commission for the Future of Economic Development. John's considerable experience in management of a large business enterprise and his knowledge of one or our important local markets, adds valuable strength to the Board. John also serves on the Company's Compensation Committee.

Nancy Putnam has been a Union Bank director since her appointment to the Board in March 2017. During 2017 Ms. Putnam retired from Marckres Norder and Company, an accounting firm in Morrisville, where she practiced as a CPA for 21 years. Prior to this, Ms. Putnam was Vice President and Trust Officer for the former Franklin Lamoille Bank in Morrisville, Vermont. Nancy is very active in the community, currently serving on the executive, compensation, and finance committees of the Board of Trustees of Copley Hospital, where she previously served as Board chair for two years. Nancy is a past member of the finance committee for the Town of Cambridge and volunteers with the Smuggler's Notch Adaptive Ski Program and the Cambridge Food Shelf. Nancy's considerable experience as a CPA and previous community bank experience add valuable insight to Union's Board and will similarly enhance the Company's Board if she is elected at the annual meeting.

Timothy Sargent joined the Company's Board in 2011 and has served on Union Bank's Board since 2010. Tim holds a law degree from Vermont Law School (South Royalton, Vermont) and a Bachelor of Science from Bates College (Lewiston, Maine). Tim practices law in Morrisville, Vermont at Sargent Law Office, PLLC and has been with the firm for fourteen years . He is an active member in the local community and cares very deeply about the economic health and vitality of the region. Tim recently served on the Board of Directors for the "start up" Morrisville Food Cooperative and currently sits on the Ron Terrill Scholarship Fund, which awards annual scholarships to local graduating high school students. In addition, he served more than eight years as a Trustee on the Morrisville Water & Light Department and as a Rotarian on the Morrisville Rotary Club. The Company values Tim's legal insights, knowledge of local businesses and perspectives. Tim serves on the Company's Audit Committee.

David Silverman became President of the Company and the Bank on April 1, 2011 and CEO of both in May 2012. He was appointed to the Bank's Board of Directors in November 2010 and elected to the Company's Board at the 2011 annual meeting. David has been with the Bank for 31 years and before becoming President, served in many capacities, including as Vice President of the Company and Senior Vice President and Senior Loan Officer of the Bank. David has been active in the community having served as a Trustee of the Hardwick Electric Department, on the Boards of the Stowe Area Association, Lamoille County Mental Health Services, Community Health Services of the Lamoille Valley, and as a member of the Morristown Development Review Board. He is a currently serving on the Copley Hospital Board of Trustees, and on the Board of Directors of the Lamoille Economic Development Corporation, where he is past president, and serves as a federal delegate to the Independent Community Bankers Association. David serves on the Bank's Trust, Pension and 401K Committees and all three of Union's local Advisory Boards. David's many years of service to the Company in various positions, and his day to day leadership since becoming CEO in 2012 provide the Board with the benefit of his thorough knowledge of the Company's business operations, markets and strategic challenges and opportunities.

John Steel founded Steel Construction in Stowe, Vermont in 1981 and is now one of the premier builders in Stowe. He holds a degree in Business Administration from the University of Denver. John has been a leader in many civic organizations in Stowe. He is a member of the Lamoille Region Chamber of Commerce and the Homebuilders and Remodelers Association of Vermont. He previously served as a member-at-large of the Copley Hospital Board of Trustees, serving on its executive, finance and compensation committees, and served as Chair of the Copley Woodlands Board, and as a member of the Copley Hospital Construction Advisory Board. His business, trust and investment knowledge brings valuable insight to the Board. John is one of our longest serving board members having joined the Board in 2002, and serves on the Company's Compensation Committee, as well as on Union's Asset Management Group, 401K, and Pension Committees. He became Secretary of the Company in October, 2010.

Schuyler Sweet is the owner and Manager of Stony River Properties, LLC, an equipment leasing and property management company in Littleton, New Hampshire. Schuyler has owned and operated a number of businesses over the years, including busing companies, a travel agency and leasing companies. Schuyler, who joined the Board in 2008, has been on Union Bank's Northern New Hampshire Advisory Board since 2005 and is very active in local civic and business organizations. His considerable experience in managing small businesses, his in-depth familiarity with the Littleton market and his inquisitive nature adds strength to the Company's Board. Schuyler's knowledge of the New Hampshire banking market is especially important as Union acquired three full-service New Hampshire branches in May 2011, opened another full-service branch in Lincoln, New Hampshire in May 2014, and continues to grow its franchise in the state. Schuyler serves as Chair of the Company's Compensation Committee, and also serves on the Company's Audit Committee and Union's Pension Committee.

Neil Van Dyke from Stowe, Vermont has served as Vice Chairman of the Board since 2016. He adds a unique perspective to the Company's complement of Board members as a previous long time owner of a large resort property in Stowe. Neil joined the staff of the Golden Eagle Resort in 1979 and served as its President and was a co-owner until its sale in September of 2014. In 2013, Neil became the Search and Rescue Coordinator for the Vermont Department of Public Safety. Neil holds a Bachelor of Arts degree from Dartmouth College and a Master of Science with a concentration in recreation management from SUNY College of Environmental Science and Forestry. Neil was actively involved on the board of the Stowe Area Association 1982 through 2014, and is the founder of Stowe Mountain Rescue, where he has been a team leader since 1980. He has also served as a member of the Stowe Select Board since 2010. Neil served as a director of the Franklin Lamoille Bank and on the Vermont advisory board of Banknorth from 1998 until 2006. Neil's extensive education and experience in the travel and tourism business, which is an important business segment in our markets, as well as his prior bank board involvement, add further depth to our Board. Neil serves on the Company's Compensation Committee and currently serves as Chair of Union's Asset Management Group.

Director’s Compensation
Directors’ fees, committee fees and advisory board member fees are determined annually by the Company’s Board of Directors for service on the Boards of the Company and Union. The appropriateness of the fees paid and the fee structure are reviewed on a periodic basis by the Compensation Committee (“Committee”) or the Company’s Board based on published surveys, consultant recommendations and available information on the director compensation practices of other financial institutions. An analysis conducted in 2016 by Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in Board and executive compensation, revealed that our total compensation per Director was appropriately positioned when compared to a peer group of thirteen publicly-traded financial institutions of similar asset size, performance and geographic region. Pearl Meyer found that our use and mix of retainers and meeting fees aligned with peer practice, although they noted that the Boards of the Company and Union met more frequently than was common for the peer group. Various survey data of director compensation guides the Committee in recommending fees paid and fee structure, including the annual Berry Dunn Financial Institutions Compensation Survey, which includes director compensation data and covers Vermont, New Hampshire and Maine. An updated review of director compensation has been authorized by the Committee to be conducted by Pearl Meyer in 2018 to assess the competitiveness and reasonableness of our director compensation.
In 2017, the Company’s Board adopted a Director and Advisory Board Compensation Policy to provide a framework for setting director compensation. Director fees for 2017 consisted of a similar mix of retainers and Board and committee meeting fees as in 2016, but with a 3.1 % increase in the retainer paid to Company Board members, a 3.4% increase in the retainer paid to Union Board members, a 3.4% increase in the Union per meeting fee, and a 73.1% increase in the Company Board Chair retainer fee and a 34.6% increase in the Union Board Chair retainer fee to bring these closer in line with peer bank board chair fees. The percentage increase in the Company and Union Board retainer fees and the Union per meeting fee were comparable to the average salary increase for Union’s senior officers in 2017. All Company and Union directors’ fees for 2017 were paid in cash. The Compensation Committee and the Boards of the Company and Union believe that our director compensation remains reasonable and commensurate with our peers.
Each of the nine incumbent directors of the Company and of Union served as directors of both boards throughout 2017. Nominee Nancy C. Putnam was appointed to Union’s board on March 1, 2017, but does not currently serve on the Company's board. All directors of the Company received an annual retainer of $9,900 but did not receive any fees for attendance at regular or special meetings of the Company’s Board. Mr. Gibbons received an additional retainer of $4,500 for his service as Chair of the Company’s Board throughout 2017 and Mr. Van Dyke received an additional retainer of $1,000 for his service as Vice Chair of the Company’s Board throughout 2017. For 2017, the Committee Chairs of the Company’s Compensation and Audit Committees were paid an annual retainer of $1,000. All members of the Audit Committee received a $415 per meeting fee and all members of the Compensation Committee received a $375 per meeting fee. The Audit Committee member who sits on the Company’s Disclosure Control Committee received a $1,000 per meeting fee.
In addition to fees earned for service on the Company’s Board of Directors, nonemployee directors of Union received an annual retainer of $7,650, prorated for Ms. Putnam from the time of her appointment to Union’s board, and a per meeting fee of $750 for service on Union’s Board during 2017. Mr. Gibbons received an annual retainer of $3,500 for his service as Union's Board Chair in 2017 and Mr. Van Dyke received an annual retainer of $1,000 for his service as Union's Board Vice Chair in 2017. In addition, nonemployee directors of Union who serve on Union’s Asset Management Committee received a $150 per meeting fee, and the Chair of the Asset Management Committee received an annual retainer of $500. All nonemployee directors who serve on Union’s Defined Benefit Pension Plan Committee received a $160 per meeting fee and nonemployee directors who served on Union’s 401(k) Plan Committee received a $125 per meeting fee. Union’s special meeting fee for its nonemployee Directors is $250 for ½ day sessions and $500 for all day sessions. From time to time, ad hoc meetings for special projects occur which are compensated at the special meeting rate. Mr. Gibbons, Mr. Goodrich, Mr. Steel and Mr. Van Dyke received compensation in 2017 for attending ad hoc meetings, with such compensation included in their Fees Earned or Paid in Cash in the table below.
Directors may also serve on one of Union’s three regional advisory boards, for St. Johnsbury or St. Albans, Vermont or Northern New Hampshire. Nonemployee directors of Union who serve on any of these advisory boards receive a per meeting fee of $285.
During 2017, Mr. Silverman, who is a full-time employee of Union, served as a Director of the Company and of Union. He received an annual retainer of $9,900 for serving as a Company director but was not separately compensated for attendance at Company Board meetings, nor did he receive any compensation for his service on Union’s Board, Union’s advisory boards or on any of Union’s committees. The annual retainer paid to Mr. Silverman during 2017 for his service on the Company’s Board is disclosed in the 2017 Summary Compensation Table and footnotes contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - 2017 Summary Compensation Table.”
Company and Union directors are eligible to participate in the Executive Nonqualified Excess Plan, a defined contribution plan which permits participants to elect to defer receipt of current compensation from the Company or Union in order to provide retirement or other benefits as selected in the individual adoption agreements. During 2017, Ms. Bugbee elected to defer all of her Company and Union director fees, and Ms. Putnam elected to defer all of her Union director fees. Additional information about the plan is contained elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - Deferred Compensation Plans.” Deferred fees are reflected as Fees Earned or Paid in Cash in the 2017 Director Compensation Table below.
The Company and Union also maintain the 2008 Amended and Restated Nonqualified Deferred Compensation Plan, a defined benefit plan which was closed to new participants in 1998 and closed to new deferrals in 2004. The plan was amended and restated in 2008 in order to comply with the provisions of Section 409A of the Internal Revenue Code. During 2017, one of our current nonemployee directors received an annual payout under the plan, and is entitled to future annual payments. Promised benefits under the plan constitute general unsecured claims, as no assets of the Company have been segregated to meet the Company’s payment obligations under the plan. However, the Company and Union have jointly purchased insurance on the lives of the participants for the purpose of recouping, in the future, benefit payments made under the plan.
Nonemployee directors are eligible to receive grants of nonqualified stock options, restricted stock and restricted stock units under the Company’s 2014 Equity Incentive Plan, which was approved by the Company’s shareholders at the 2014 annual meeting. However, no such grants were made to directors under the Plan during 2017.
Except as described above, the Company’s and Union’s nonemployee directors were not eligible to receive any other form of compensation during 2017 for their services as directors.

The following table lists the annual compensation paid to or earned during 2017 by the Company’s nonemployee directors for service on the Boards of the Company and Union, and by Ms. Putnam for her service on the Union Board:
2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)(3)	Total ($)

Steven J. Bourgeois	$42,870	$3,420	$46,290
Dawn D. Bugbee	$36,545	$—	$36,545
Kenneth D. Gibbons	$43,780	$—	$43,780
John M. Goodrich	$39,350	$1,995	$41,345
Nancy C. Putnam	$23,675	$—	$23,675
Timothy W. Sargent	$38,870	$—	$38,870
John H. Steel	$42,090	$—	$42,090
Schuyler W. Sweet	$43,615	$3,420	$47,035
Cornelius Van Dyke	$43,675	$—	$43,675
____________________

(1)
Includes fees paid to the named individuals for service on the Boards of Directors and committees of both the Company and Union Bank throughout 2017, except for Ms. Putnam who did not serve on the Company's Board during 2017 and who was appointed to Union's Board in March 2017. Director fees earned by President and CEO David Silverman during 2017 for service on the Company's Board are disclosed in the 2017 Summary Compensation Table.

(2)
Does not include annual benefit payments paid to nonemployee directors under the Company's 2008 Amended and Restated Nonqualified Deferred Compensation Plan, attributable to compensation deferrals in prior years.

(3)	Represents Union regional advisory board fees.

Attendance at Directors' Meetings
During 2017, the Company's Board of Directors held 13 regular meetings and no special meetings. All incumbent directors attended 100% of all such meetings and meetings of Board committees of which they were members. In addition to serving on the Company's Board, each of the Company's directors also serves on Union Bank's Board, which meets twice monthly.

Director Independence
The Board of Directors has determined that Board nominee Putnam and each of the incumbent directors is independent within the meaning of The NASDAQ Stock Market LLC ("NASDAQ") rules for listed companies, except President and CEO David Silverman due to his status as a current employee and executive officer of the Company. Under these rules, factors that cause a director to be considered not independent include the existence of a material relationship with the listed company that would interfere with the exercise of independent judgment. An employment relationship with the Company or the Bank within the past three years is deemed to constitute such a material relationship.

Related Party Transactions
Certain of our directors and executive officers, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2017 were, also customers of Union Bank in the ordinary course of business. As permitted by applicable law, these persons may have had loans outstanding during 2017, and it is anticipated that these persons and their associates will continue to be customers of and indebted to Union Bank in the future. All of these loans were made in the ordinary course of business, and did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, received prior approval by Union Bank’s Board of Directors. At December 31, 2017, these loans totaled approximately $961 thousand. None of these loans to directors, executive officers, or their associates are past due, in a nonperforming status, or have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

Board Committees and Corporate Governance
As further described below, the Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a standing nominating committee; rather, as described below all independent directors on the Board serve the function of such a committee.
Audit Committee. The Audit Committee comprises Directors Steven Bourgeois (Chair), Dawn Bugbee, Timothy Sargent and Schuyler Sweet. NASDAQ rules for listed companies and applicable securities laws require that the Company have an Audit Committee consisting of at least three directors, each of whom is independent. NASDAQ rules also require that all members of a listed company's audit committee be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and require that at least one member of the committee qualify as “financially sophisticated,” based on past employment experience in finance or accounting, professional accounting certification or other comparable experience or background. Similarly, SEC rules require that at least one member of a listed company's audit committee qualify as a “financial expert.” The Board of Directors, in its discretion, and based on all of the information available to it, has determined that each of the members of the Audit Committee is independent under applicable legal standards, that each is able to read and understand fundamental financial statements and that Mr. Bourgeois, with his extensive bank management experience, including formerly as a community bank President and CEO, is “financially sophisticated” within the meaning of the NASDAQ rules and is an “audit committee financial expert” within the meaning of applicable SEC rules.
The Audit Committee is responsible for selecting the independent auditors and determining the terms of their engagement, for reviewing the reports of the Company's internal and external auditors, for monitoring the Company's adherence to accounting principles generally accepted in the United States of America and for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company and its system of internal controls. In addition, the Audit Committee has established procedures for the confidential reporting of complaints (including procedures for anonymous complaints by employees) on matters of accounting, auditing or internal controls. A copy of the Audit Committee's charter, as revised most recently in 2018, is posted on the Investor Relations page of the Company's website at www.ublocal.com.
During 2017, the Company's Audit Committee met eight times. A report of the Audit Committee on its 2017 activities is included elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Compensation Committee. The Compensation Committee comprises Directors Schuyler Sweet (Chair), John Goodrich, John Steel, and Neil Van Dyke. The Board has determined that each of such directors is independent under applicable NASDAQ rules for listed companies. The Compensation Committee evaluates, reviews and makes decisions or recommendations to the Board of Directors on executive salary levels, bonuses, equity-based compensation, including stock option and restricted stock unit awards, and benefit plans. A copy of the Compensation Committee's charter, as revised most recently in 2017, is posted on the Investor Relations page of the Company's website at www.ublocal.com.

During 2017, the Compensation Committee met nine times. A report of the Compensation Committee on its 2017 activities is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

Board Nominating Functions. In lieu of a separate committee, the functions of a nominating committee are performed by all of the Company's independent directors (all directors other than Mr. Silverman who is not considered independent due to his current position as an executive officer of the Company and Union Bank). The Board has elected not to establish a separate nominating committee at this time in order to obtain the widest possible input on the nominations process from all of the independent, nonmanagement directors.
The independent directors have adopted a resolution addressing the process for director nominations, including recommendations by shareholders and minimum qualifications for director nominees. In accordance with these criteria, directors and director candidates should possess the following attributes:

•	Strong personal integrity;

•	Previous leadership experience in business or administrative activities;

•	Ability and willingness to contribute to board activities, committees, and meetings;

•	Willingness to apply sound and independent business judgment;

•	Loyalty to the Company and concern for its success;

•	Awareness of a director's role in the Company's corporate citizenship and image;

•	Willingness to assume broad, fiduciary responsibility;

•	Willingness to become familiar with the banking industry and regulations;

•	Familiarity with the Company's service area; and

•	Qualification as an independent director under applicable NASDAQ rules for listed companies.
Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board consists of members with diverse backgrounds and viewpoints, including diversity of skills and experience, with a focus on appropriate financial and other expertise relevant to the Company's business, as well as geographic location throughout our market area and community service. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment, personal integrity and commitment to the Company's success. For a discussion of the individual experience and qualifications of our directors, please refer to the section above under caption “Director Qualifications.”
In reviewing the composition of the Board, the directors are also mindful of the requirement that at least a majority of the directors must be independent under NASDAQ criteria for listed companies, and of the requirement under SEC rules and NASDAQ listed company criteria that at least one member of the Audit Committee must have the qualifications and skills necessary to be considered an “audit committee financial expert.”
The process followed by the independent directors to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and, if warranted following preliminary evaluation, interviews of selected candidates.
In deciding to nominate Nancy Putnam for election to the Company's Board, the independent directors evaluated her business and professional experience and her personal attributes, as well as her performance and contributions as a Union Bank director and concluded that she meets the criteria for Board membership.
In addition, all nominees for election at the annual meeting who are incumbent directors of the Company, were deemed by the independent directors to meet the criteria for Board membership.
During 2017, the independent directors met twice to perform their nominating functions.

Board Leadership Structure and Role in Risk Oversight
The Company currently has a Chairman of the Board separate from the CEO. Our commitment to independent oversight is demonstrated by the fact that, except for President, CEO and Director David Silverman, all of our directors are considered independent. The Board believes that its structure, with a nonemployee Chairman providing leadership, helps to ensure that the Board discharges its independent oversight function by enabling nonemployee directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman presides at meetings of the Board, including executive sessions and also serves as a liaison between the Board and senior management. Separation of the positions of Chairman and CEO permits the CEO to better focus on his management responsibilities and on expanding and strengthening our franchise. While the CEO’s leadership role is respected as to the day-to-day management and operations of the Company and the Bank, the Chairman’s independence provides meaningful and appropriate oversight in fulfilling the fiduciary responsibilities of the Board and representing the interests of the Company’s stockholders.
Risk is inherent in every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, reputation risk and cyber risk. As a one-bank holding company much of our risk management process takes place at the Bank level, where all of the Company's incumbent directors also serve on the Bank's Board, as does nominee Putnam. Union Bank's enterprise-wide risk management processes are designed to bring to the Board's attention material risks and to facilitate the Board's understanding and evaluation of those risks, as well as its decision-making process in overseeing how management addresses them.
The Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies and procedures that address and mitigate the Company's most material risks. These include policies addressing credit and investment risk, interest rate risk, liquidity risk and risks relating to Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews and reacts to our risks through various reports presented by management, internal and external auditors and bank regulatory examiners.
In addition, Board committees, both at the Bank and Company Board level, provide risk oversight in discrete areas. In particular, at the holding company level the Audit Committee plays a central role in risk oversight of the Company's accounting, auditing and financial reporting practices and its system of internal controls. A description of the Audit Committee's 2017 activities is contained elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Codes of Ethics
The Board expects all of its directors, officers and employees to maintain the highest standards of professionalism and business ethics. All directors, officers and employees are required to adhere to the Company's Code of Ethics, which is contained in the Union Bank Employee Handbook. In addition, President and CEO David Silverman and Treasurer and CFO Karyn Hale are subject to a separate Code of Ethics for Senior Financial Officers and the Chief Executive Officer. Copies of both Codes of Ethics are posted on the Investor Relations page of the Company's website at www.ublocal.com.

Shareholder Recommendations for Board Nominations
Shareholders of record wishing to recommend individuals to the independent directors for consideration as possible director nominees should submit the following information, in writing, at least ninety days before the annual meeting of shareholders:

•	the name, address and share ownership of the shareholder making the recommendation;

•	the proposed nominee's name, address, biographical information and number of shares beneficially owned (if available); and

•	any other information that the recommending shareholder believes may be pertinent to assist in evaluating the nominee.

The information should be delivered in person to the Assistant Corporate Secretary, Kristy Adams Alfieri, at the main office of Union Bank, 20 Lower Main Street, Morrisville, Vermont, or mailed to: Chairman, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The independent directors will use the same criteria to evaluate an individual recommended by a shareholder as they do other potential nominees. The recommending shareholder will be notified of the action taken on his or her recommendation.
Any beneficial owner of shares who is not a shareholder of record who wishes to recommend a person for consideration as a board nominee must make appropriate arrangements with such owner's nominee (record) holder to submit the recommendation through such nominee.

During the course of evaluating a potential nominee, the independent directors may contact him or her for additional background and other information as they deem advisable, and may choose to interview the potential nominee in an effort to determine his or her qualifications under the specified criteria, as well as his or her understanding of director responsibilities. The independent directors will then determine if they will recommend the nominee to the shareholders. No person will be nominated unless he or she consents in writing to the nomination and to being named in the Company's proxy statement and agrees to serve, if elected.

Attendance at Annual Meeting of Shareholders
The Board of Directors has adopted a policy stating that incumbent directors are expected to attend the annual meeting of shareholders, absent exigent circumstances, such as illness, family emergencies and unavoidable business travel. Last year, all nine of the incumbent directors attended the annual meeting.

Communicating with the Board
Shareholders who wish to do so may communicate in writing with the Board of Directors, its committees, or individual directors regarding matters relating to the Company's business operations, financial condition or corporate governance. Any such communication should be addressed to the Board of Directors, or Board committee or individual director, as applicable, Union Bankshares, Inc., P.O. Box 1346, Morrisville, VT 05661. The correspondence will be forwarded to the addressee for review and response, as appropriate in the circumstances.

Compensation Committee Interlocks and Insider Participation
The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Vote Required to Approve Proposal 1
Election of directors is by a plurality of the votes cast.
Unless authority is withheld, proxies solicited hereby will be voted to fix the number of directors at ten and in favor of each of the ten nominees listed above to serve a one year term expiring at the 2019 annual meeting of shareholders, or until their successors are elected and qualify. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or will be voted to fix the number of directors at fewer than ten and for fewer than ten nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

2017 AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (“Board”), the Audit Committee of Union Bankshares, Inc. (the “Company”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

The Audit Committee is comprised of Mr. Bourgeois (Chair), Ms. Bugbee, Mr. Sargent, and Mr. Sweet. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Bourgeois has the attributes of an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (SEC).

In 2017, the Audit Committee appointed Berry, Dunn, McNeil & Parker, LLC. (BerryDunn), an independent registered public accounting firm, to perform the audit of our consolidated financial statements for the year ended December 31, 2017. Berry Dunn was also appointed to audit our controls over financial reporting as of December 31, 2017. The appointment was ratified by the Board and the shareholders.

The Audit Committee has reviewed and discussed both with management and with BerryDunn, the Company's audited consolidated financial statements as of and for the year ended December 31, 2017. The Audit Committee has also discussed with management its assertion on the design and effectiveness of the Company's internal control over financial reporting as of December 31, 2017.  Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal controls over financial reporting; the independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and for expressing an opinion on whether such financial statements are in conformity with generally accepted accounting principles in the United States of America. The independent registered public accounting firm reports directly to the Audit Committee, which meets with the independent auditors on a regular basis, in separate executive sessions when appropriate. In 2017, the Audit Committee met eight times.

The Audit Committee has also discussed with the independent auditors the matters required to be communicated to the Audit Committee in accordance with generally accepted audit standards, including the auditors’ judgment regarding the quality as well as the acceptability of the Company’s accounting principles, as applied in its financial reporting. The Audit Committee has received and reviewed the written disclosures from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Committee has determined that the services performed by BerryDunn are compatible with maintaining that firm’s independence in connection with serving as the Company’s independent auditors.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Submitted by the Union Bankshares, Inc. Audit Committee
Steven J. Bourgeois (Chair)
Dawn D. Bugbee
Timothy W. Sargent
Schuyler W. Sweet

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company's current executive officers:

Name and Age	Position(s) with the Company and Subsidiary

David S. Silverman, 57	President, CEO and a Director of the Company and Union Morrisville, VT

Karyn J. Hale, 48	Vice President, Treasurer, and Chief Financial Officer of the Company and Senior Vice President of Union Bank Morrisville, VT

Jeffrey G. Coslett, 60	Vice President of the Company and Senior Vice President of Union Bank Morrisville, VT

Additional information about the business background, experience and qualifications of Ms. Hale and Mr. Coslett is set forth below, and such information pertaining to Mr. Silverman is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Director Qualifications.”
Karyn Hale joined Union Bank in November 2005 as a project specialist and moved into the role of Finance Officer in early 2008 until she assumed the role as Chief Financial Officer and Treasurer of the Company and Union on April 1, 2014 and became a Senior Vice President of Union on May 21, 2014. Ms. Hale's responsibilities include oversight of accounting, internal controls, treasury, taxation, regulatory reporting, asset/liability management, audit/exam processes, shareholder relations and serving on the senior management team. Prior to joining the Company and Union, Ms. Hale worked in public accounting with A. M. Peisch & Company for twelve years. She graduated from St. Michael's College with a Bachelors of Science degree in Accounting. Her membership affiliations include the American Institute of Certified Public Accountants, the Vermont Society of CPAs, the Financial Managers Society and she is currently serving on the Board of Directors of Housing Vermont.
Jeffrey Coslett was named Vice President of the Company on May 15, 2013 and has served as Senior Vice President - Human Resources and Branch Administration Officer of Union Bank since 2008. He joined Union Bank in 2003 as the Human Resources Officer. Prior to that, Mr. Coslett was with Bank of Lancaster County (PA) as a Branch Manager and Loan Officer, an Agricultural Loan Officer in the Farm Credit System, and as Operations Officer with Family Service of Lancaster, PA, a social service agency.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (the “Committee”) of the Board of Directors of Union Bankshares, Inc. (the “Company”) is made up of four nonemployee directors. Schuyler W. Sweet (Chair), John H. Steel, Cornelius (Neil) J. Van Dyke and John M. Goodrich, each served on the Committee throughout 2017. Each of the members of the Committee was determined by the Board to be independent within the meaning of applicable listing standards of the NASDAQ Stock Market, taking into consideration all relevant factors under applicable NASDAQ rules, including compensation earned by Committee members in fulfilling their duties, any other fees paid by the Company to the Committee members, any other affiliation with the Company or Union Bank (“Union”), and all other factors specifically relevant to determining whether a Committee member has a relationship to the Company which is material to his ability to be independent from management in discharging the duties of a Committee member.
This Compensation Discussion and Analysis discusses the compensation awarded to, earned by or paid to the Company’s named executive officers (the “NEOs”) listed in the 2017 Summary Compensation Table elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION,” the objectives of our executive compensation program for 2017 (including certain elements for 2018), what the compensation program is designed to reward, a description of each element of compensation, why the Company has chosen to pay each element, how the amount of each element was determined, how each element and the decisions regarding that element fit into the overall compensation objectives, and how the most recent shareholder advisory “say-on-pay” vote affected our executive compensation decision-making. For 2017, the

Company’s NEOs were: David S. Silverman, President and CEO; Karyn J. Hale, Vice President, Treasurer and Chief Financial Officer; and Jeffrey G. Coslett, Vice President. Each of our NEOs also served as an executive officer of Union throughout 2017.

Executive Summary
The following illustrates the effectiveness of our compensation program in delivering solid performance for our shareholders during 2017:
Performance Highlights
Our results in 2017 continue to be strong in comparison to prior years and in comparison with our peers in New England. Key performance highlights for the year include:

•	Net interest income increased $2.0 million, or 8.0% to $26.8 million;

•	Net loans and loans held for sale increased $53.5 million, or 10.0%;

•	Total deposits increased $49.9 million, or 8.4%;

•	Return on average common equity of 14.53% and return on average assets of 1.21%;

•	Book value per common share increased 4.2% to $13.14 as of December 31, 2017;

•	Total shareholders’ equity increased 4.23% to $58.7 million compared to December 31, 2016;

•	The loan servicing portfolio increased $47.2 million to $499.2 million;

•	Net loan charge-offs were $39 thousand, or .01% of average loans; and

•	Nonperforming loans were .28% of total loans.
We have been able to achieve these results within a period of moderate to steady economic growth throughout our market area, a continued low, albeit slowly rising, interest rate environment affecting net interest margin, modestly improving consumer confidence, and sporadic improvement in the local housing market.
Creation of Shareholder Value
Our key achievements in creating shareholder value during 2017 include:

•
One-year cumulative total shareholder return (increase in market value of our common stock, assuming reinvestment of dividends) (TSR) of 19.6%, cumulative three-year TSR of 101.9% and cumulative five-year TSR of 166.1%;

•	Increase in book value per common share of 4.2% from December 31, 2016 to December 31, 2017;

•	Earnings per common share of $1.89 for 2017; and

•	Increase in dividends paid per common share from $1.11 in 2016 to $1.16 in 2017, yielding a dividend payout ratio of 61.4%.
2017 Compensation Objectives
We develop our total executive compensation package with the purpose of attracting, retaining and motivating talented members of senior management to help us achieve the Company’s business goals and objectives. Ultimately our compensation program is designed to achieve the following objectives:

•	provide a market competitive total compensation and benefits package;

•	reward superior performance while appropriately balancing short and long-term performance goals and incentives consistent with prudent risk management goals and practices; and

•	align management interests with those of the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value.
To achieve these objectives, the Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they advance these core objectives. We assess our program from the perspective of our shareholders and regulators, considering best practices and making changes as appropriate.

Highlights of Compensation Program and 2017 Results:

•	Our NEOs received base salary increases in 2017 ranging between 3.1% - 7.5%;

•
For 2017, our NEOs earned annual cash incentives ranging between 16.6% and 27.8% of base salary based upon attaining in aggregate above budgeted (target) performance for the year. Overall, each NEO’s earned incentive was 138.8% of the target opportunity. These cash incentives were paid in February 2018; and

•
In March 2017, the Company’s Board approved contingent awards of restricted stock units (RSUs) for the three NEOs under the 2014 Equity Incentive Plan, subject to certain conditions, including performance and time-based vesting conditions. These target contingent awards ranged from 10% to 15% of base salary. Actual awards, calculated during the first quarter of 2018, ranged from 12.5% to 18.8% of base salary based on our year-end stock price and on 2017 performance results as defined by the plan. All of these RSUs are subject to time vesting conditions in future years, as designated by the terms of the 2017 Equity Award Summary, along with other plan provisions.

Our Executive Compensation Program
Compensation Philosophy
Our compensation program and philosophy for executive officers was developed by the Compensation Committee and is subject to annual review and approval by our Board of Directors, most recently in March 2017. The objectives of our executive compensation program are to:

•	attract, retain and motivate talented members of senior management;

•	provide a competitive total compensation and benefits package;

•	reward superior performance, while appropriately balancing short and long-term performance and incentives, consistent with prudent risk management goals and practices; and

•	align management interests with those of the Company’s shareholders, with the ultimate goal of enhancing overall shareholder value.
To meet our executive compensation objectives, our program is designed to provide the following:

•	base salary - pay commensurate with the executive’s position, skill and responsibility (fixed compensation);

•	short-term incentives - reward for achievement of annual goals/results (variable compensation);

•	long-term incentives (including time vested equity grants) - reward for long-term sustained performance and shareholder value creation while helping to ensure retention among our executive team; and

•	executive benefits - to promote health and well-being and financial security for our executives.
The Compensation Committee strives to ensure our executive compensation program is designed to appropriately balance risk by utilizing short and long-term performance goals and incentives, consistent with prudent risk management goals and practices.
Our short term incentive performance plan is designed to:

•	recognize and reward achievement of our annual business goals;

•	motivate and reward superior performance;

•	attract and retain key talent needed to grow Union;

•	be competitive with market; and

•	ensure incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).
Our long-term incentive plan strategy and equity grant allocation guidelines for key executives are based upon the individual officer’s role and our desired total compensation philosophy. The objectives of our long-term incentive plan are to:

•	align the interests of our executives with those of our shareholders;

•	increase our executives’ Company stock ownership/holdings;

•	ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

•	position Union’s total compensation for our officers to be competitive with market for meeting performance goals;

•	motivate and reward long-term sustained performance; and

•	enable us to attract and retain the talent needed to drive our continued success.
The Compensation Committee will continue to review, evaluate, and revise our compensation philosophy as appropriate to meet the Company’s desired objectives and adhere to emerging regulations as well as industry best practices.

Executive Compensation Mix
We strive to provide a total compensation package that is competitive with market practice, including awards of variable compensation that appropriately recognize Company and individual performance. In the aggregate, we believe our total compensation program provides the appropriate balance that enables us to ensure proper pay-performance alignment and does not incentivize inappropriate risk taking.
Our objective is to pay competitive (i.e. market median) compensation for achieving performance goals consistent with our business goals and relative to the performance of industry peers. Actual compensation should exceed market, defined as 50th percentile of comparable banks, when superior performance is achieved, and be lower than market when performance falls below expectations.
The charts below summarize our 2017 total direct compensation mix for the CEO and for our other two NEOs for 2017 as a group. The charts illustrate the mix of pay expressed as a percentage of total direct compensation (base salary plus short-term incentives plus long-term incentives).
2017 Total Compensation Mix

Inputs to Compensation Committee Decision Making
Role of the Compensation Consultant
The Compensation Committee has the sole authority to retain and terminate compensation consultants and to approve a consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year and meets periodically with the compensation consultant independently of management.
In 2016, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent outside consulting firm specializing in executive and Board compensation, to assist the Committee. Pearl Meyer reported directly to the Compensation Committee and carried out its responsibilities to the Compensation Committee in coordination with both the CEO and the Human Resources Officer. As discussed below, services provided in 2016 by Pearl Meyer consisted of providing a comprehensive assessment of the competitiveness and effectiveness of the Company’s executive compensation program and making recommendations to the Committee based on its assessment. Pearl Meyer also reviewed and made recommendations regarding the Compensation Committee Charter and the Compensation Philosophy Statement. The Committee has authorized retaining the services of Pearl Meyer in 2018 to conduct a comprehensive review of compensation practices and comparisons to peers.

The Compensation Committee regularly reviews the services provided by its outside consultants, and believes that Pearl Meyer is independent in providing executive compensation consulting services. Prior to engaging Pearl Meyer, the Committee determined that Pearl Meyer’s work for the Committee does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following factors:

•
Pearl Meyer does not provide any services to us or our management other than services to the Compensation Committee and its services are limited to executive and director compensation advisory services;

•	Fees paid by the Company and Union are less than 1% of Pearl Meyer’s total revenue for the most recent year in which data is available;

•	Pearl Meyer maintains a Conflicts Policy to prevent a conflict of interest or any other independence issues;

•	None of the Pearl Meyer consultants have any business or personal relationship with Committee members outside of the engagement;

•	None of the Pearl Meyer consultants have any business or personal relationship with executive officers of the Company outside of the engagement; and

•	None of the Pearl Meyer consultants involved in the engagement maintains any direct individual position in the Company’s common stock.
The Compensation Committee continues to monitor the independence of Pearl Meyer and its other compensation advisers on a periodic basis.

Role of Management
Although the Compensation Committee makes independent recommendations to the Board of Directors on all matters related to compensation of the NEOs, certain members of management are invited to attend meetings of the Committee and to provide input to the Committee throughout the year. Input may be sought from the CEO, CFO, Human Resources Officer and others as needed to ensure the Committee has the information and perspective it needs to carry out its duties.
The Compensation Committee reviewed the CEO’s performance and compensation package, but the Committee’s recommendations for the CEO compensation package are subject to the approval of the Board and the CEO does not participate in the Board deliberations or vote on his own compensation. For the other executives the Committee considers recommendations from the CEO to determine and approve compensation packages, as reported to the Board.

Annual Performance Evaluations
CEO: The Compensation Committee evaluates the performance of the CEO annually in the following seven categories:

1.	Strategy and Vision - How well the CEO conveys the Company’s vision and develops a clear guide for current and future courses of action.

2.	Leadership - How well the CEO motivates and energizes employees to implement and achieve the Company’s business strategy and vision.

3.	Innovation/Technology - Providing a vision for the development of new/better products and services.

4.	Operating Metrics - How well the Company is meeting its current financial objectives.

5.	Risk Management - Adequately managing risk and receiving satisfactory regulatory reviews.

6.	People Management - To what extent the CEO takes steps to improve and expand the capabilities of senior managers.

7.	External Relationships - How well the CEO interacts with shareholders, the Board, customers, employees, regulators, media and other stakeholders.
Other NEOs: The CEO evaluates the performance of our other executive officers annually. Each executive officer’s annual performance review serves as the basis for adjustments to his or her base salary. Individual performance evaluations are tied closely to achievement of short-term and long-term business goals and objectives, individual initiative, team-building skills, level of responsibility and corporate performance.
The CEO makes annual recommendations to the Compensation Committee for changes to executive officer salaries (other than his own) for the following year. These recommendations are based on the executives’ individual performance within their respective areas of expertise, the CEO’s assessment of their contributions to our earnings and growth during the year, as well as their management style and effectiveness in relation to our customers, shareholders, employees, fellow executive officers, Board and committee members and the community. The Compensation Committee reviews these recommendations and makes its final recommendations to our Board of Directors. Decisions regarding compensation for executive officers, including that of the CEO, are approved by our Board of Directors based on the recommendations from the Committee.

Benchmarking
The Compensation Committee typically engages a compensation consultant (Pearl Meyer in 2016, 2015, 2013 and 2011) to conduct a competitive review of our executive compensation program as deemed appropriate. Pearl Meyer will be engaged to conduct a comprehensive executive compensation review in 2018. A primary data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks and thrifts. Our peer group is developed jointly by the Compensation Committee and Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size and geographic region.
As it did in prior years, Pearl Meyer conducted a competitive review of our executive compensation programs in 2016, which included developing a peer group for appropriate comparisons. To develop the peer group for its 2016 analysis, Pearl Meyer included financial institutions that ranged from approximately one-half to two times our asset size and that were located in the New England, Pennsylvania and New York region of the United States (excluding metro areas). The peer group was designed to position us at approximately the 50th percentile in regard to assets, and was approved by the Compensation Committee.
The peer group developed by Pearl Meyer in 2016 was used by the Compensation Committee to make decisions related to adjustments in 2017 and 2018 executive compensation. The peer group was selected utilizing the following criteria: an asset range of one-half to 2.5 times the size of the Company (in 2016); located in the six New England states, Pennsylvania and upstate New York, excluding metro areas; and having a three year average ROAA equal to or greater than .40%. Additionally, on a going-forward basis, financial institutions which are traded Over-The-Counter will be excluded because of changes in their reporting requirements. Based on these criteria, the peer group consisted of the following publicly-traded banking organizations:

Bar Harbor Bankshares	Lake Shore Bancorp, Inc. (MHC)
CB Financial Services, Inc.*	Northeast Bancorp
Citizens & Northern Corporation*	Norwood Financial Corp.*
Community Bancorp	Pathfinder Bancorp, Inc.
Elmira Savings Bank	Salisbury Bancorp, Inc.
Emclaire Financial Corp.*	The First Bankcorp, Inc.
Evans Bancorp, Inc.	Western New England Bankcorp, Inc. (formerly Westfield Financial)
Green County Bancorp, IN. (MHC)
____________________

*	New to the peer group in 2016
Compared to prior peer groups, the updated peer group included four new financial institutions and deleted two (Jeffersonville Bancorp due to no reporting information available and Wellesley Bancorp due to being in the Boston metro area).
Pearl Meyer’s review during their 2016 analysis encompassed an assessment of Union’s executive compensation compared to market through the use of proprietary survey information along with proxy data from the peer group. Based on that information, Pearl Meyer made recommendations for total compensation opportunity guidelines, including base salary, annual incentive and long-term equity incentive targets.
The consultant uses information from the competitive analysis to provide market-competitive guidelines that support our total compensation philosophy. Guidelines for base salary, short and long-term incentive targets and estimated total direct compensation are provided with suggested ranges for performance. This allows the Compensation Committee to see the potential pay, and range of pay, for each executive role. These guidelines provided a useful framework for consideration by the Committee in setting cash and non-cash compensation levels.
Key findings from the 2016 Pearl Meyer compensation analysis included a determination that the base salaries of our NEOs were in general positioned competitively with the market, with some variations in competitive positioning among the executives. Total cash compensation (the combination of base salary and annual incentive compensation) was found in two of fourteen positions analyzed to be lagging the market. Total direct compensation, which includes total cash compensation and long-term equity incentive compensation, was analyzed in this review for the proxy matched executives only (CEO and CFO) and found to be positioned competitively.

Risk Oversight of Compensation Programs
We believe that our compensation program is structured to encourage executive performance in a manner consistent with prudent risk management. Among the factors in our executive compensation program that support our enterprise risk management goals are the following:

•
The Company’s only operating subsidiary, Union Bank, is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Commissioner of the Vermont Department of Financial Regulation; and as such, adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the organization.

•
Management of Union conducts regular reviews of our business processes to ensure we adhere to appropriate regulatory guidelines and practices. These practices are monitored and supplemented by our internal audit function, as well as our external auditors.

•
Our incentive plan provides a maximum cap on payment and does not have highly leveraged payout curves and steep payout cliffs at specific performance levels that could encourage short-term actions to meet payout thresholds.

•	Our short and long term incentive plans are subject to clawbacks in the event of accounting restatement due to fraud or misconduct or in the event of material violations of our code of ethics.

•	We utilize a balanced mix of fixed and variable compensation.

•	We retain an independent compensation consultant that reports directly to the Compensation Committee.

•	Our equity compensation plan includes a stock retention requirement to help ensure that senior management’s long-term financial interests align with those of the Company and its shareholders.

•
The Company’s Board has the discretion to make positive or negative adjustments as they deem advisable based on the business and interest rate environment, market conditions and other factors they deem appropriate.

Components of Executive Compensation and 2017 Decisions
Our compensation program for all executive officers, including the CEO, consists of four key components, which are reviewed regularly by the Committee:

•	Base Salary;

•	Short-Term Incentive;

•	Long-Term Incentive (including equity-based incentive awards); and

•	Executive Benefits.
As in prior years, during 2017 we provided a Company-owned vehicle for our CEO, an annual benefit valued at less than $10,000, but provided no other perquisites of any kind to any of our executive officers.
Our executive officers are not covered by employment agreements and hence are considered employees at will. They are not entitled to any severance benefits upon termination of employment, except for termination of a NEO (other than for cause) within a specified period after a change-in-control of the Company or Union, as described below under the captions “ - Change in Control Agreements” and “EXECUTIVE COMPENSATION - Potential Payments upon Change in Control.”
The following section summarizes the role of each component of our compensation package, how decisions are made and the resulting 2017 decision process as it relates to the NEOs.

Base Salary
We believe the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with our peer group.
Typically, the Compensation Committee reviews and sets base pay for each executive in January following the performance evaluation process. Competitive markets for similar roles are considered, as well as each individual’s experience, performance and contributions.
In January 2017, the Compensation Committee recommended and the Board approved the following 2017 base salary adjustments for the NEOs, which were intended to recognize each executive’s contribution and performance, and where deemed appropriate, to bring salaries more in line with market:

Name	Title*	2016 Base Salary	2017 Base Salary	Percent Increase in 2017	2018 Base Salary	Percent Increase in 2018
David S. Silverman	President and CEO	$315,000	$335,000	6.35%	$350,000	4.48%
Karyn J. Hale	SVP, CFO and Treasurer	$133,600	$143,600	7.49%	$151,600	5.57%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$130,000	$134,000	3.08%	$139,500	4.10%
____________________

*	Positions held with Union
The Compensation Committee seeks to pay competitive (i.e. market median) compensation for achieving goals consistent with the Company’s business objectives and relative to industry peers. When the 2016 Pearl Meyer executive compensation review was conducted, 2016 salary information for the peer group was utilized but was indexed upward to reflect estimated industry average salary increases for 2017 and indexed again for 2018 salary increases. As such, the CEO’s base salary was determined to be below the 25th percentile of the peer group for 2017 but for 2018 was above the 25th percentile of the peer group, as indexed using a 3.0% annual compounded growth factor. The Committee has recommended that the CEO’s salary be increased over time to be closer to the market median.

Short-Term Incentive
Annually, the Board, on a discretionary basis, may choose to offer incentive compensation under the Union Bank Short Term Incentive Performance Plan (the “STIPP”) by establishing annual performance and award targets for a designated performance period, which has generally been the calendar year. Financial results utilized in establishing performance targets and calculating awards are based on performance of Union Bank only, not the consolidated results of the Company. In February 2017, upon recommendation of the Compensation Committee, the Board adopted the 2017 performance criteria and bonus opportunities under the STIPP, following the general pattern and timing of adoption of STIPP performance measures and bonus opportunities as in prior years since inception of the plan in 2012. No changes to the definitions of the STIPP performance measures were made from the 2016 plan to the 2017 plan.
Participants in the STIPP are designated each year by the Union Board, upon recommendation of the Compensation Committee. All three of the NEOs were designated as participants for 2017, 2016 and 2015, and have been so designated for 2018.
Awards (if any) are paid in cash within two and one-half months after the end of the calendar year. The 2017, 2016 and 2015 STIPP awards earned by Mr. Silverman, Ms. Hale and Mr. Coslett, were paid in February of the following year and are included in the 2017 Summary Compensation Table under "Non-equity Incentive Plan Compensation" for the year earned. Participants do not have a vested right in any award prior to payout.
In February 2018, the Union Board adopted annual performance and award targets under the STIPP for the 2018 calendar year utilizing a similar methodology and performance metrics to those for the 2017 STIPP. The net income and the ROAA metrics were adjusted to exclude the one-time expense impact of terminating the Union Pension Plan during 2018.

The objectives of our STIPP are to recognize and reward achievement of Union’s annual business goals, motivate and reward superior performance, attract and retain key talent needed to grow the franchise, maintain competitiveness within our market, and ensure incentives are appropriately risk-balanced. Rewards under this Plan represent variable compensation that must be earned based upon performance by the Company’s subsidiary, Union Bank.
Our annual performance goals for the incentive plan are based on budget projections, which are typically presented by the CEO to the Compensation Committee during the first quarter of the year. Once the Compensation Committee finalizes and preliminarily approves the performance goals, the goals are presented to the Board of Directors for final approval. The following details the framework of the 2017 STIPP and related performance results:
Incentive Opportunity: Each participant had a target award (expressed as a percentage of earned base salary during the fiscal year) and range that defined the incentive opportunity. The CEO’s target for 2017 was 20.0% of base salary. For the other NEOs, the target was 12.0% of base salary for 2017. Actual awards vary based on actual performance during the year and may range from 0% of target (not achieving threshold performance for a goal) to 150% of target for meeting or exceeding stretch performance.
Performance Measures: The Compensation Committee and Board believe that the 2017 performance measures are aligned with our strategy and business plan. In order for the 2017 STIPP to activate, attainment of 90% of budgeted 2017 annual net income of Union was required. Additionally, eligible participants, including the NEOs, are expected to achieve in aggregate a rating of “meets expectations” or greater for his or her most recent annual performance evaluation. The awards for all NEOs were based upon achieving targets (on a bank-only basis) with respect to net income, efficiency ratio, loan growth (excluding municipal loans) and loan quality (defined as loan charge-offs plus net other real estate owned write downs plus gain or loss on sale of other real estate owned and other assets owned, less loan recoveries), deposit growth (excluding purchased brokered deposits) and our return on average assets relative to that of a peer group of New England banks and thrifts between $300 million and $1 billion in assets, as compiled and published by SNL Financial LLC. Minimum (threshold), target and maximum (stretch) levels of performance were defined for the 2017 STIPP and are summarized in the table below. No awards are paid for performance below threshold for a particular performance measure. Actual payouts for each performance goal are based upon final performance between threshold and stretch levels and are awarded on a five step basis from threshold (50% payout), Lower Mid (75% payout), Target (100% payout), Upper Mid (125% payout) and Stretch (150% payout).
The 2017 STIPP performance measures and their relative weights for Mr. Silverman, Ms. Hale and Mr. Coslett were as follows:

Performance Measure	Weighting	Threshold (Minimum) Goal Funds 50% of target award	Target Goal Funds 100% of target award	Stretch (Maximum) Goal Funds 150% of target award
Relative Return ROAA	25%	1.00%	95th Percentile**	98th Percentile**
Net Income (dollars in thousands)	25%	$7,959	$8,844	$9,286
Efficiency Ratio*	10%	69.03%	68.03%	67.03%
Loan Growth (dollars in thousands)	20%	$18,068	$24,090	$30,113
Deposit Growth (dollars in thousands)	10%	$27,157	$36,209	$45,261
Loan Quality (dollars in thousands)	10%	$500	$400	$300
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*	The ratio of noninterest expense to tax equivalent net interest income and noninterest income, excluding securities gains and losses.

**	Goal expressed as a percentile of the designated STIPP peer group.
At the end of the calendar (fiscal) year, the Compensation Committee assesses Union’s performance relative to each of the performance measures and determines the awards based upon the extent to which each goal has been attained. Under the STIPP the Compensation Committee may recommend, and the Board has the discretion to make positive or negative adjustments to any payouts as they deem advisable to reflect significant individual performance, Union performance, the business and interest rate environment, market conditions and other factors they deem appropriate. No such discretionary payout adjustments were made in 2017.
2017 Performance Results and STIPP Payouts: The following table summarizes the 2017 performance results and the associated payouts, expressed as a percent of target opportunity for each predefined performance measure, for Mr. Silverman, Ms. Hale and Mr. Coslett:

Performance Measure	Weighting	2017 Target Goal	2017 Union Actual Result	Payout Allocation (0-150% of target opportunity)
Relative ROAA	25%	95th Percentile**	100th Percentile**	150%
Net Income (dollars in thousands)	25%	$8,844	$9,158***	125%
Efficiency Ratio*	10%	68.03%	66.53%	125%
Loan Growth (dollars in thousands)	20%	$24,090	$29,603	150%
Deposit Growth (dollars in thousands)	10%	$36,209	$50,931	150%
Loan Quality (dollars in thousands)	10%	$400	$39	150%
			TOTAL	150.0% of Target
				Incentive Opportunity
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*	The ratio of noninterest expense to tax equivalent net interest income and noninterest income, excluding securities gains and losses.

**	Goal expressed as a percentile of the designated STIPP peer group.
*** Net Income was adjusted to remove the one-time impact of the Tax Cuts and Jobs Act of 2017.

Based upon the actual performance results summarized above, the table below summarizes the actual incentive payouts (as dollar amount and percent of base salary) for each of the NEOs.

		2017 Annual Incentive Target Opportunity		2017 Annual Incentive Actual Awards
Executive	Title	Amount	% of Base Salary	Amount	% of Base Salary*
David S. Silverman	President and CEO	$67,000	20%	$92,963	27.80%
Karyn J. Hale	SVP, CFO and Treasurer	$17,232	12%	$23,909	16.60%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$16,080	12%	$22,311	16.60%

2018 Plan Design: In February, 2018, the Board, upon recommendation of the Compensation Committee, approved the annual performance goals and incentive opportunities under the STIPP (2018 STIPP). The plan payout design for the 2018 STIPP remains unchanged from the 2017 STIPP. The definitions for four of the performance metrics (loan growth, loan quality, deposit growth and efficiency ratio) remain unchanged for 2018 from 2017. For 2018, the net income metric was adjusted to exclude the one-time expense impact from terminating the Union Bank Pension Plan. The relative ROAA metric was similarly adjusted to exclude the pension termination expense, recognizing this ROAA level will deviate from that reported on the SNL Financial LLC report. The percentage bands for loan growth and deposit growth metrics were adjusted from 2017 to 2018, reflecting that greater dollar increments are needed to meet the target goals. Potential payouts range from 0% to 150% of the target awards based upon Union’s performance. In order for the 2018 STIPP to activate, attainment of 90% of budgeted 2018 annual net income of Union is required. Additionally, in order to be eligible to receive an award a participant, including the NEOs, is expected to maintain at a minimum a rating of “meets expectations” for his or her most recent annual performance evaluation as of the end of 2018. The awards for the NEOs, including the CEO, will be based upon actual achievement of performance results compared to target (budgeted) performance levels with respect to Union’s ROAA relative to the defined peer group (as adjusted), net income (as adjusted), efficiency ratio, deposit growth, loan growth and loan quality. The Compensation Committee may recommend and the Board has the discretion to make positive or negative adjustments to any payouts as they deem advisable to reflect significant individual performance, Union performance, the business and interest rate environment, market conditions and other factors they deem appropriate.

Long-Term Equity Incentive
The Company's current long-term equity incentive compensation plan is the Union Bankshares, Inc. 2014 Equity Incentive Plan (the “LTIP”), which is administered by the Compensation Committee. This Plan replaced the 2008 Incentive Stock Option Plan (the “2008 ISO Plan”) and was approved by the shareholders in 2014. The primary purpose of the LTIP is to link senior management compensation more closely to corporate performance and increases in shareholder value, and to assist the Company in attracting, retaining and motivating executive management. Eligible participants consist of only nonemployee directors, executive officers and other key employees of the Company or Union who are in a position to contribute significantly to profitability and who are recommended by the Compensation Committee and approved by the Company’s Board.
Like the predecessor 2008 ISO Plan, the LTIP provides for grants of incentive stock options to eligible officers. However, unlike the 2008 ISO Plan, the LTIP also allows for granting of nonqualified options, restricted stock and restricted stock units to eligible officers and nonemployee directors of the Company and of Union. The total number of shares of the Company's common stock that may be awarded under the LTIP is 50,000, subject to standard anti-dilution adjustments in the case of stock dividends, stock splits, recapitalization and similar changes in the Company's capitalization. As of December 31, 2017, 36,835 shares remained available for future equity awards under the LTIP.
In March, 2017, the Compensation Committee recommended and the Board approved the terms of contingent equity compensation awards under the LTIP to seven Union senior officers including the three NEOs. The terms and conditions of the 2017 contingent awards, which include a threshold regulatory rating condition for Union as well as individual and Union performance metrics and time-based vesting conditions, are described in a 2017 Equity Award Summary approved by the Company’s Board. During 2017, Union met the threshold trigger for 2017 awards of achieving satisfactory results from its most recent safety and soundness regulatory examination. Additionally, each of the participants, including the three NEOs, achieved the required performance evaluation rating during 2017 of “fully meeting expectations.”
Each of the designated executives, including the three NEOs, received contingent awards in the form of Restricted Stock Units (RSUs) with respect to 2017 services, to be settled solely in shares of the Company’s common stock upon satisfaction of vesting conditions. A participant may elect to have shares withheld upon vesting to satisfy federal and state income tax withholding obligations. Shares will be issued upon vesting of any portion of a final award that replaces a contingent award by no later than March 15 of the calendar year following the calendar year during which such vesting occurs.
Subject to satisfaction of the plan and individual triggers (which as noted above had been satisfied as of December 31, 2017), 50% of the RSU’s awarded were in the form of Time-Based Restricted Stock Units (TBRSUs), which will vest over three years, approximately one-third per year on the anniversary of the Earned Date (as defined); and 50% of the RSU’s awarded were in the form of Performance-Based Restricted Stock Units (PBRSUs), which are subject to both performance and time based vesting conditions. The size of the contingent TBRSU and PBRSU awards for 2017 was initially expressed in dollars as a target goal based on a percentage of the executive’s salary at which the award would be funded at 100%. However, depending on Union’s 2017 performance results relative to a designated peer group, the actual size of the PBRSU portion of the award could have been greater or lesser than the target level, and could have ranged from 0% of the target PBRSU award for not attaining the threshold goal to 150% for meeting or exceeding the stretch goal, as described below. Provided that the specified performance goals were met, PBRSUs vest at one-half per year on each of the two successive anniversaries of the Earned Date (as defined).
The Earned Date under the 2017 Equity Award Summary for TBRSUs and PBRSUs was December 31, 2017. The actual number of common shares underlying the TBRSU awards for 2017 was determined by dividing the dollar value of the award by the closing price of the Company’s common stock on December 31, 2017, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. The actual number of common shares underlying the PBRSU awards for 2017 was determined by the Compensation Committee during the first quarter of 2018, based on the level of Union’s attainment of the specified 2017 performance measure (described below) and on the closing price of the Company’s common stock on December 31, 2017, as reported on the NASDAQ Stock Market, with fractional shares rounded up to the next whole share. Prior to vesting, TBRSUs and PBRSUs do not earn dividends or dividend equivalents, nor do they bear any voting rights. The Compensation Committee and the Board chose to award RSUs since this type of equity grant helps to create a long-term ownership focus and alignment with shareholders while also serving as a powerful retention feature for our top executives.

Incentive Opportunity: The CEO’s aggregate TBRSU and PBRSU target award opportunity for 2017 was 15% of base salary and the other executive officers’ target opportunity was 10% of base salary, with 50% allocated to TBRSUs and 50% to PBRSUs. So long as Union attained the plan trigger and individual performance ratings were met, TBRSU awards of 7.5% of base salary for the CEO and 5.0% for the other NEOs would be earned, with vesting of one-third of the TBRSU award on the first, second and third anniversaries of the Earned Date. Additionally, the target awards for PBRSUs of 7.5% of base salary for the CEO and 5.0% for the other NEOs would be granted only if the specified 2017 performance measure at the target level were satisfied, with the actual PBRSU award ranging from 0% for not achieving the threshold performance goal, to 11.25% of the base salary for the CEO and 7.5% for the other NEOs for meeting or exceeding the stretch performance goal, with vesting of one-half of the PBRSU award on each of the first and second anniversaries of the Earned Date.

Performance Measure: The performance measure for the 2017 PBRSU award compared the Company’s three-year average ROAA (on a bank-only basis) to that of a peer group of New England banks and thrifts with assets from $300 million to $1 billion, as compiled and published by SNL Financial LLC. Union and peer group data used for calculating 2017 PBRSU awards were as of December 31, 2017, 2016 and 2015.

The 2017 PBRSU threshold, target and stretch performance measures for Mr. Silverman, Ms. Hale and Mr. Coslett were as follows:

Performance Measure	Threshold (Minimum) Goal Funds 50% of target award	Target Goal Funds 100% of target award	Stretch (Maximum) Goal Funds 150% of target award
Relative Three-Year ROAA	1.00%	95th Percentile*	98th Percentile*
____________________

*	Goal expressed as a percentile of the designated peer group.

In order for eligible executives to be awarded PBRSUs, Union had to attain a minimum ROAA of 1.00% for 2017. The target goal would be attained if Union’s three-year ROAA was at the 95th percentile of all banks and thrifts in the designated peer group. The stretch goal would be attained if Union’s three-year ROAA was at or above the 98th percentile of the peer group.

2017 Performance Results and PBRSU Award: The following table summarizes the 2017 target goal and Union’s actual 2017 results versus the peer group, for the purpose of awarding PBRSUs to Mr. Silverman, Ms. Hale and Mr. Coslett:

Performance Measure	2017 Target Goal	2017Union Actual Results	Payout Allocation (0-150% of target opportunity)
Relative Three-Year ROAA	95th Percentile*	100th Percentile*	150%
____________________

*	Goal expressed as a percentile of the designated peer group.

The table below summarizes the target opportunity and the actual aggregate 2017 equity incentive awards (TBRSUs and PBRSUs) based upon the actual performance results (exceeding stretch) for each of the NEOs expressed as a dollar amount and percentage of base salary:

		2017 Equity Incentive Target Opportunity		2017 Equity Incentive Actual Awards*
Executive	Title	Amount**	% of Base Salary	Amount	% of Base Salary
David S. Silverman	President and CEO	$50,264	15%	$62,852	18.8%
Karyn J. Hale	SVP, CFO and Treasurer	$14,420	10%	$17,950	12.5%
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	$13,431	10%	$16,785	12.5%
____________________

*	All 2017 equity incentive awards are subject to time based vesting conditions and other plan provisions in future years.

**
Represents the dollar amount of contingent awards of restricted stock units (RSUs) granted under the terms of the 2017 Equity Award Summary, assuming achievement of target-level performance in 2017, disregarding the effect of potential forfeitures.

Under the provisions of the 2017 Equity Award Summary and based on a closing price of $52.95 per share for the Company’s common stock on December 31, 2017 as reported on the NASDAQ Stock Market, with respect to services rendered in 2017, the three NEOs were awarded RSUs with respect to shares of the Company’s common stock as summarized in the table below:

Executive	Title	PBRSUs	TBRSUs	Total RSUs
David S. Silverman	President and CEO	712	475	1,187
Karyn J. Hale	SVP, CFO and Treasurer	203	136	339
Jeffrey G. Coslett	SVP, Human Resources and Branch Administration	190	127	317

The number of PBRSUs awarded reflects Union exceeding the stretch performance goal by achieving the 100th percentile of three year ROAA among the defined peer group of New England banks and thrifts. The actual receipt of these shares by the recipients remains subject to satisfaction of time-based vesting conditions and other plan provisions, as described in of the 2017 Equity Award Summary.

2018 Plan Design: In March, 2018, the Compensation Committee recommended and the Board approved the 2018 Equity Award Summary under the LTIP, which includes annual performance goals and incentive targets for the designated participants, including the three NEOs. The 2018 Equity Award Summary was amended from that of the 2017 Equity Award Summary to reflect the supplements, clarifications and modifications made to the terms of the 2017 contingent award notice to: allow for a portion of the final award to be converted from stock to cash to satisfy federal and state income tax withholding obligations; to recognize that unvested RSUs will be forfeited in the event of retirement; to clarify that in the event a participant’s employment was terminated for any reason prior to the approval and issuance of a final award, the contingent award would be forfeited; and clarified that any vested portion of any final award that replaces a contingent award shall be completed by no later than March 15 of the calendar year following the calendar year during which such vesting occurs.
The Compensation Committee will review the long-term incentive program on an annual basis and has the ability to change the mix of equity instruments (i.e. mix of restricted stock, RSUs and incentive or nonqualified stock options) as it deems appropriate and as permitted by the LTIP. These grants are subject to clawbacks in the event of accounting restatement due to fraud or misconduct or in the event of material violation of our code of ethics.

Stock Retention Requirement: The Compensation Committee believes that Union’s executive officers should maintain a material personal financial stake in the Company to promote a long-term perspective in managing the Company and to better align shareholder and executive interests. Therefore, the LTIP requires executive officers to retain ownership of 25% of their after tax vested share awards until termination of employment or retirement from Union. If an executive experiences personal economic hardship, the Compensation Committee has the authority to decide whether the holding period requirements will be waived in whole or in part for that particular award or if the executive will be allowed to sell more shares than the holding period requirements would otherwise permit.

Equity Compensation - Outstanding Stock Options
As of December 31, 2017, exercisable incentive stock options with respect to 3,000 shares granted under the 2008 ISO Plan remained outstanding and will expire seven years after the grant date. In addition, as of December 31, 2017, there were exercisable incentive stock options granted under the LTIP with respect to 4,500 shares awarded in December 2014 which will expire seven years after the date of grant. All outstanding options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and are subject to early termination following the optionee's termination of employment during the option period, and to early vesting if the individual retires, dies or is disabled, as defined by the equity plan under which the option awards were granted. No stock options were awarded in 2017.

Change in Control Agreements
In June, 2014, each of our NEOs entered into change in control agreements with the Company. These agreements contain terms and conditions customarily found in change in control agreements for executives holding comparable positions, including automatic annual one-year extensions of these agreements unless written notification of non-continuance is provided in accordance with the terms of the agreements. No severance is payable unless there is an involuntary termination within 12 months (24 months in the case of our CEO) after a change in control. If the executive officer is terminated without “cause” (as defined in such agreements) or the executive officer resigns for “good reason” (as defined in such agreements) within the designated period following a change in control the executive will be entitled to receive a lump sum payment of 100% of the executive’s annual base salary (200% of base salary in the case of our CEO) plus 100% of the executive’s bonus (short-term incentive) amount (200% in the case of our CEO), plus an amount equal to the employer contributions made by the Bank or its Affiliates under the Bank’s 401(k) and profit sharing plan for the account of the executive with respect to the last completed plan year immediately prior to the change in control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions. The Bank is also required to continue to provide to the executive (and the executive's dependents, if applicable), at the Bank’s sole expense, the same level of medical insurance benefits upon substantially the same terms and conditions (including contributions required by the NEO, if any, for such benefits) as existed immediately prior to the executive's date of termination for a period of 12 months following the date of separation (24 months in the case of our CEO). In addition, the Bank is required to provide outplacement services to the terminated NEO. Any equity-based awards (whether to be settled in cash or stock) held by the NEOs under any equity-based plan of the Company, including any outstanding awards under the Company’s 2008 ISO Plan, the LTIP, or any successor equity-based plans, will be governed by the provisions of the respective plan.
Payment of benefits under the Agreements is subject to execution by the NEO of a waiver and release of claims. The Agreements also contain non-disparagement, confidentiality, non-competition and non-solicitation covenants binding on the NEO following termination of employment and payment of the contractual change in control benefits. There are no tax “gross up” provisions in the agreements.

Split Dollar Life Insurance
Union’s group life insurance plan has a stated benefit of three times annual salary, subject to a maximum benefit limit of $300,000. Due to this benefit cap, those employees (including the three NEOs) whose salary exceeds $100,000 do not receive a group life insurance benefit equal to three times their annual salary. Accordingly, Union entered into split-dollar life insurance agreements with certain officers, including the three NEOs, which provide that a portion of the death benefit on a life insurance policy owned by Union will be paid to the executive’s beneficiary if the NEO dies while employed with Union. The agreements expire upon termination of employment. The amount of the death benefit under the split-

dollar life insurance arrangement is $500,000 for Mr. Silverman and $250,000 each for Ms. Hale and Mr. Coslett. The split-dollar life insurance benefit is in addition to the $300,000 group life insurance coverage generally available to Union’s employees.

Other Benefits
Our executive officers are also eligible for the following other benefits available to all other employees on substantially the same terms:

•
401(k) plan: we match voluntary salary deferrals of participating employees, including our NEOs, on a $0.50 per dollar basis on deferrals of up to 6.0% of annual salary, subject to annual IRS maximums. We also provide a 3.0% safe harbor contribution for participating employees, including NEOs, up to annual IRS maximums. In addition to the 3% safe harbor contribution, Union’s Board approved a 3.0% profit sharing contribution for participating employees, including NEOs, for each of the plan years 2017, 2016 and 2015, with the funds contributed in February of the following year;

•	Group medical and dental health insurance plans;

•	Group life insurance plan (benefit equal to three times annual salary, subject to a maximum benefit of $300,000); and

•	Short and long-term disability insurance plans (with disability benefits paid at two-thirds of annual salary up to certain benefit limits).

Effect of 2016 Advisory Vote on NEO Compensation
In 2016, the Company provided our shareholders with the opportunity to cast a non-binding advisory vote on our executive compensation (a “say-on-pay proposal”). At our 2016 Annual Meeting of Shareholders, 98.71% of the votes cast on the say-on-pay proposal were voted in support of the compensation paid to our NEOs. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation, and as such we have not significantly changed our approach to executive compensation. At our 2013 Annual Meeting of Shareholders, 83.0% of the votes cast on a non-binding advisory vote on the frequency of future say-on-pay votes approved the proposal to hold say-on-pay votes every three years. Accordingly, the next say-on-pay advisory vote will occur no later than at the Company’s 2019 annual shareholder meeting. At that time we will also hold a say-on-frequency vote for the shareholders to determine the continued frequency of holding advisory say-on-pay votes. The Compensation Committee and Board will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future recommendations regarding compensation for the Company’s NEOs.

Impact of Accounting and Tax Consequences on the Form of Compensation
The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.
Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to NEOs to $1,000,000 unless the compensation is “performance-based.” Based on current compensation levels, other than under the provisions of the Change-in-Control agreement for our CEO, we do not believe the section 162(m) cap on compensation will be triggered for our CEO or other NEOs. The Compensation Committee will continue to consider this in future years.

Compensation Committee Report
The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with our management. Based on the review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Schuyler W. Sweet, Chair
John H. Steel
Cornelius (Neil) J. Van Dyke
John M. Goodrich

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation that was paid or accrued for each of our named executive officers (NEOs) during each of the three most recent fiscal years:

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards ($)(2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

David S. Silverman, President and CEO	2017	$335,000	$50,264	$0	$92,963	$24,869	$37,757	$540,853
	2016	$315,000	$47,258	$0	$94,500	$22,818	$37,105	$516,681
	2015	$311,538	$42,917	$0	$64,716	$21,101	$36,829	$477,101

Karyn J. Hale, Chief Financial Officer	2017	$143,600	$14,420	$0	$23,909	$1,827	$14,440	$198,196
	2016	$133,600	$13,386	$0	$24,048	$1,704	$10,169	$182,907
	2015	$128,215	$12,368	$0	$10,741	$1,592	$10,506	$163,422

Jeffrey G. Coslett, SVP, Human Resource and Branch Administration	2017	$134,000	$13,431	$0	$22,311	$7,677	$14,882	$192,301
	2016	$130,000	$13,037	$0	$23,400	$6,988	$13,044	$186,469
	2015	$128,582	$12,419	$0	$10,772	$6,422	$13,195	$171,390
____________________

(1)
Includes current voluntary deferrals by certain of the NEOs under the Company’s 2006 Executive Nonqualified Excess Plan and Union’s 401(k) plan. For 2015, reflects 27 bi-weekly pay periods; and 26 bi-weekly pay periods for 2016 and 2017.

(2)
Represents contingent awards of restricted stock units (RSUs) granted under the 2014 Equity Incentive Plan (LTIP), pursuant to the terms of the 2017, 2016 and 2015 Equity Award Summaries, respectively, assuming achievement of target-level performance in the applicable plan year and disregarding the effect of potential forfeitures and actual performance results for the applicable periods. Based on actual 2017 performance attained under the provisions of the plan at the stretch level and a closing price of $52.95 per share on December 31, 2017 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs for 2017 services as follows: Mr. Silverman, 1,187 shares ($62,852); Ms. Hale, 339 shares ($17,950); and Mr. Coslett 317 shares ($16,785). Based on actual 2016 performance attained under the provisions of the plan at the stretch level and a closing price of $45.45 per share on December 31, 2016 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs for 2016 services as follows: Mr. Silverman, 1,300 shares ($59,085); Ms. Hale, 368 shares ($16,726); and Mr. Coslett 358 shares ($16,317). Based on actual 2015 performance attained under the provisions of the plan at the stretch level and a closing price of $27.91 per share on December 31, 2015 as reported on the NASDAQ Stock Market, RSUs were awarded to our NEOs for 2015 services as follows: Mr. Silverman, 2,000 shares ($55,820); Ms. Hale, 553 shares ($15,434); and Mr. Coslett 555 shares ($15,490).

(3)
All amounts shown were earned under the Company’s Short-Term Incentive Performance Plan (STIPP) with respect to 2017, 2016 and 2015 services and performance, respectively, but paid during the first quarter of the following year.

(4)
Represents the change in the actuarial present value of the Union Bank Pension Plan (frozen on October 5, 2012). No above-market or preferential earnings were paid or accrued on nonqualified defined compensation plan deferrals.

(5)
Includes Union match on 401(k) plan salary deferrals, safe harbor contributions and the profit sharing contribution attributable to services rendered in the specified year but paid in the following year. In 2017, 2016 and 2015, respectively, for Mr. Silverman these amounts were: match of $8,100, $7,950 and $7,950, safe harbor contribution of $8,100, $7,950 and $7,950, and profit sharing contribution of $11,657, $11,605 and $11,684. In 2017, 2016 and 2015, respectively, for Ms. Hale these amounts were: match of $4,139, $1,617 and $2,194, safe harbor contribution of $4,796, $4,129 and $4,190 and profit sharing contribution of $5,505, $4,423 and $4,276. In 2017, 2016 and 2015, respectively, for Mr. Coslett these amounts were: match of $4,722, $4,223 and $4,254, safe harbor contributions of $4,772, $4,223 and $4,254 and profit sharing contributions of $5,388, $4,598 and $4,687. For Mr. Silverman, also includes Company director’s fees of $9,900 for 2017, $9,600 for 2016 and $9,245 for 2015.

Short-Term Cash and Long-Term Equity Incentive Plan Awards
Short-term cash incentive plan payouts and RSU incentive equity grants were awarded to NEOs during 2017 as detailed in the table below.
GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Silverman	3/15/2017	$33,500	$67,000	$100,500	915	1,220	1,525	$50,264
Karyn J. Hale	3/15/2017	$8,616	$17,232	$25,848	263	350	438	$14,420
Jeffrey G. Coslett	3/15/2017	$8,040	$16,080	$24,120	245	326	408	$13,431
____________________

(1)
Reflects the threshold, target and maximum awards available under the 2017 Short-Term Incentive Performance Plan (STIPP) paid in February 2018, tied to achievement of a number of 2017 performance targets, as more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual payout earned by each NEO based on 2017 performance at the stretch level is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amounts reflected in the above table are estimated amounts at the time the 2017 STIPP was approved by the Board and disregard the effect of any potential forfeitures.

(2)
Reflects the threshold, target and maximum number of shares underlying RSUs contingently awarded by the Board during 2017 under the LTIP pursuant to the 2017 Equity Award Summary, based on plan provisions for rounding up to the next whole share and a closing price of $41.20 per share for the Company’s common stock on the date of the contingent grant (March 15, 2017), as reported on the NASDAQ Stock Market. The target contingent RSUs awarded in March 2017 to each of the three NEOs are reflected in the “Stock Awards” column of the Summary Compensation Table and related footnotes. Receipt of actual awards by the NEOs is subject to the terms of the 2017 Equity Award Summary, including time-based vesting requirements and other plan provisions.

(3)
Represents contingent awards of RSUs at the target level and based on a specified percentage of the NEO’s base salary. Based on actual salary earned by the NEOs, actual 2017 performance at the stretch level and a closing price of $52.95 for the Company’s common stock on December 31, 2017 as reported on the NASDAQ Stock Market, actual awards of RSUs for 2017 services were as follows: Mr. Silverman, 1,187 shares ($62,852); Ms. Hale, 339 shares ($17,950); and Mr. Coslett, 317 shares ($16,785).

Outstanding Equity Awards
The following table sets forth outstanding equity awards to our NEOs at December 31, 2017. This table includes the number of shares underlying incentive stock options that remain unexercised under “exercisable” (i.e. vested) stock options granted under the 2008 ISO Plan and the LTIP. There were no outstanding “unexercisable” (i.e. unvested) stock options as of December 31, 2017. In addition, this table includes the number of RSUs awarded in 2017, 2016 and 2015 but not yet vested, under the terms of the 2017 Equity Award Summary, 2016 Equity Award Summary and the 2015 Equity Award Summary, respectively.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#) (1)	Market Value of Shares or Units that have not Vested ($) (2)
David S. Silverman	3,000	0	$22.00	12/17/2020
	3,000	0	$24.00	12/16/2021
	7,000	0			2,192	$116,066

Karyn J. Hale	1,500	0	$24.00	12/16/2021
	1,500	0			622	$32,935

Jeffrey G. Coslett					595	$31,505
____________________

(1)
RSU awards made under the LTIP pursuant to the 2017 Equity Award Summary to the NEOs with respect to the Company’s common stock, including those subject to 2017 performance conditions that were satisfied, are subject to time-based vesting conditions, as follows: Mr. Silverman, 514 shares will vest on each of December 31, 2018 and 2019, and 159 shares will vest on December 31, 2020; Ms. Hale, 146 shares will vest on December 31, 2018, 147 shares will vest on December 31, 2019, and 46 shares will vest on December 31, 2020; and Mr. Coslett, 137 shares will vest on each of December 31, 2018 and 2019, and 43 shares will vest on December 31, 2020. RSU awards made under the 2016 Equity Award Summary which had not vested as of December 31, 2017 were as follows: Mr. Silverman, 563 shares will vest on December 31, 2018, and 174 shares will vest on December 31, 2019; Ms. Hale, 160 shares will vest on December 31, 2018, and 49 shares will vest on December 31, 2019; Mr. Coslett, 156 shares will vest on December 31, 2018, and 48 shares will vest on December 31, 2019. RSU awards made under the 2015 Equity Award Summary which had not vested as of December 31, 2017 were as follows: Mr. Silverman, 268 shares will vest on December 31, 2018; Ms. Hale, 74 shares will vest on December 31, 2018; Mr. Coslett, 74 shares will vest on December 31, 2018.

(2)
Represents the closing price of $52.95 for the Company's common stock on December 31, 2017, as reported on the NASDAQ Stock Market, multiplied by the number of unvested shares underlying the RSUs awarded to the NEOs under the LTIP pursuant to the 2017, 2016 and 2015 Equity Award Summary plans.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Silverman	1,000	$24,500	1,429	$75,666
Karyn J. Hale	—	$—	399	$21,127
Jeffrey G. Coslett	—	$—	396	$20,968
____________________

(1)
Represents the number of shares acquired on vesting of RSU awards under the LTIP pursuant to the 2015 Equity Award Summary and the 2016 Equity Award Summary as of December 31, 2017. Value based on the closing price of $52.95 for the Company’s common stock on December 31, 2017 as reported on the NASDAQ Stock Market.

(2)
Represents the aggregate dollar value realized upon exercise of stock options, calculated as the difference between the exercise price and the closing price of the Company’s common stock on the date of exercise, as reported on the NASDAQ Stock Market.

Deferred Compensation Plans
Union Bankshares, Inc. and Union Bank sponsor two nonqualified deferred compensation plans for Directors and certain key officers. One of these plans, the 2008 Amended and Restated Nonqualified Deferred Compensation Plan was frozen in 1998 to new participants and in 2004 to additional deferrals. Additional information about that plan is contained elsewhere in this proxy statement under the caption “PROPOSAL 1: TO ELECT DIRECTORS - Directors’ Compensation.”
The Company's Executive Nonqualified Excess Plan is a defined contribution plan that permits participating officers and Directors to elect to defer receipt of current compensation from the Company or the Bank in order to provide retirement or other benefits as selected in the individual adoption agreements. Participants may select among designated reference investments consisting of investment funds, with the performance of the participant's account mirroring the selected reference investment. Distributions are made only upon a qualifying distribution event, which may include a separation from service, death, disability or unforeseeable emergency or (in the case of distributions from an in-service withdrawal account or education funding account) upon a date specified in the participant's deferral election form. The plan does not provide for above market or preferential earnings on deferrals. Promised benefits under the plan are general unsecured obligations of the Company and/or the Bank, as no assets of the Company or the Bank have been segregated to meet the payment obligations under the plan. However, the Company and the Bank have jointly purchased life insurance and mutual funds to fund substantially all of the anticipated benefit payments.
The following table summarizes voluntary deferrals during 2017, earnings during 2017 on accumulated deferrals and the aggregate balance of the accrued benefit as of December 31, 2017, for Mr. Silverman and Ms. Hale. Mr. Coslett did not participate in the plan.

EXECUTIVE NONQUALIFIED EXCESS PLAN
Name	Executive Contributions in 2016 (1)	Company Contributions in 2017	Aggregate Earnings in 2017	Aggregate Withdrawals/ Distributions	Aggregate Balance as December 31, 2017
David S. Silverman	$51,540	$0	$60,293	$0	$321,950
Karyn J. Hale	$7,180	$0	$4,051	$0	$24,011
____________________

(1)	The amount reported as deferred in this table is included in the NEO’s salary reported in the Summary Compensation Table.

Defined Benefit Pension Plan
The Union Bank Defined Benefit Pension Plan ("Plan") covers all eligible employees of the Bank employed prior to October 5, 2012. On October 5, 2012, the Company closed the Plan to new participants and froze the accrual of retirement benefits for current participants. On October 18, 2017, the Company elected to terminate the Plan as of December 31, 2017. As such, it is the intention of the Company for all Plan assets in the related Trust to be distributed and all plan obligations settled on or prior to December 31, 2018. The Company may, at its discretion, change or revoke the decision to terminate the Plan or settle plan obligations as of a different date.
Employees were eligible who were not classified as “summer” or “temporary” and who had completed more than 1,000 hours of service in a calendar twelve month period. The Plan is noncontributory, nondiscriminatory and nonconvertible. An employee generally became 100% vested in the Plan after 7 years. All participants will become 100% vested at the time of Plan termination. Benefits begin on retirement after age 65, although early retirement may be taken after age 55, with an actuarially reduced benefit. Mr. Silverman and Mr. Coslett are eligible for early retirement. Mr. Silverman’s monthly life annuity payments if he had retired on December 31, 2017 would have been $3,421. Mr. Coslett’s monthly life annuity payments if he had retired on December 31, 2017 would have been $965. Benefit calculations disregard any years of service over 20 (which Mr. Silverman had exceeded as of the date of the freeze but Ms. Hale and Mr. Coslett had not) and are subject to the limitations under the Internal Revenue Code on the amount of the annual benefit payable under the Plan ($215,000 for 2017). Covered compensation for purposes of the benefit calculations includes salary and cash bonuses, but not other forms of compensation. Employees choose the form of annuity payout at the point of retirement. At the time of Plan termination, Plan participants will be provided the option to receive an annuity purchased from an insurance carrier, a lump sum cash payment, or a direct rollover to a qualifying retirement plan, and no change in monthly benefit will occur for Plan participants already in payout.
The Plan was amended in 2014 to allow former employee Plan participants the option of a lump sum payout if the present value of the payout is $100,000 or less. The Plan was further amended in 2018 to allow, only at the time all Plan assets are distributed at termination, for any Plan participant not on payout to elect a lump sum payout regardless of the amount of the present value of the payout.
PENSION BENEFITS

Name	Plan Name	Number of Service Years Credited (1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
David S. Silverman	The Union Bank Pension Plan	26.17	$654,062	$0
Karyn J. Hale	The Union Bank Pension Plan	6.93	$58,892	$0
Jeffrey G. Coslett	The Union Bank Pension Plan	9.63	$181,289	$0
____________________

(1)
Reported as the number of years of benefit service as of December 31, 2017, recognizing that service after October 5, 2012 is disregarded for purposes of benefit accrual. The credited years of service for vesting purposes as of December 31, 2017, were as follows: Mr. Silverman, 31.41 years; Ms. Hale, 12.16 years; and Mr. Coslett, 14.87 years. There is no resulting benefit augmentation for the additional vesting years of service for any participant, including the NEOs.

Due to the frozen status of the plan, no further years of benefit service will accrue. The approximate monthly retirement benefits payable under the plan to our NEOs at retirement at age 65 are as follows: Mr. Silverman, $6,071, for Ms. Hale, $873, and Mr. Coslett, $1,456.

Defined Contribution Retirement Savings (401(k)) Plan
Union maintains a contributory, tax qualified Employee Savings 401(k) and Profit Sharing Plan covering all employees who meet certain eligibility requirements. Participants may elect to contribute up to the IRS maximum dollar amount limitations of their eligible compensation to their 401(k) plan account on a tax deferred basis. The plan also provides for matching contributions by Union, in the sole discretion of Union's Board of Directors. During 2017, 2016 and 2015, Union made a discretionary 401(k) matching contribution of fifty cents for every dollar of compensation deferred by the participant, up to 6% of each participant's eligible compensation. The plan also provided during 2017, 2016 and 2015 for a non-discretionary 3% safe harbor contribution for the account of each participant. In addition, Union made a 3% discretionary profit sharing contribution for the account of each eligible employee with respect to each of the 2017, 2016 and 2015 plan years, with funds actually contributed in February of the following year. Nondiscretionary safe harbor contributions, discretionary matching contributions and discretionary profit sharing contributions made for the account of the three executive officers named in the 2017 Summary Compensation Table are included in the table under “All Other Compensation.”

Potential Payments upon Change in Control
The following table summarizes payments and benefits that would have been payable to each of our current NEOs under their Change in Control Agreements, assuming that their employment had terminated on December 31, 2017, and that such termination occurred within the applicable period following a change in control of the Company or Union (24 months for the CEO and 12 months for the other NEOs). For purposes of this table, the effective date of termination is assumed to be December 31, 2017. The closing market price of our common stock on December 31, 2017 was $52.95, as reported on the NSADAQ Stock Market.

Potential Payments Upon Change in Control
Form of Compensation	No Discharge - Change in Control Related	Discharge without Cause or Resignation with Good Reason - Change in Control Related (2)
David S. Silverman
Base Salary and Bonus	$0	$855,926
Health Benefits	$0	$27,854
401(k) contributions	$0	$27,857
Accelerated vesting of equity awards (1)	$0	$116,066
Total	$0	$1,027,703
Karyn J. Hale
Base Salary and Bonus	$0	$167,509
Health Benefits	$0	$20,181
401(k) contributions	$0	$14,440
Accelerated vesting of equity awards (1)	$0	$32,935
Total	$0	$235,065
Jeffrey G. Coslett
Base Salary and Bonus	$0	$156,311
Health Benefits	$0	$20,181
401(k) contributions	$0	$14,882
Accelerated vesting of equity awards (1)	$0	$31,505
Total	$0	$222,879
____________________

(1)
Restricted stock unit awards under the LTIP become fully vested upon a change in control. Value of awards in this chart assumes termination of employment during the second half of the performance period and achieving the performance level as actually achieved at December 31, 2017. Includes unvested units from the 2015, 2016 and 2017 Equity Summary Plans.

(2)
“Good reason” is defined in the Agreements to mean, among other things, a material diminution of responsibility or salary; a change in location of more than 50 miles from the executive’s current location; or the inability of Union to perform its obligations under the agreement. “Cause” means, among other things, illegal acts, gross misconduct or the executive’s failure to perform in any material respect their obligations under this agreement.

The terms of the change in control agreements with our NEOs are discussed above under the caption “COMPENSATION DISCUSSION AND ANALYSIS - Change in Control Agreements.”

CEO Pay Ratio
Pursuant to provisions under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is required to disclose the ratio between the Company’s CEO and that for the median paid employee (as defined below). For 2017, the CEO Pay Ratio was determined to be 13.75 to 1.
For purposes of determining the CEO pay ratio for Union, the following methodology was used to identify the median employee: 1) the employment pool consisted of all full time, part time, part time on call and seasonal employees of Union who were actively employed as of December 1, 2017, excluding the CEO; 2) compensation was defined as all 2017 401(k) eligible wages, plus the addition of all non-qualified deferred compensation deductions; 3) compensation as defined was annualized for all employees hired during 2017 or who terminated employment after December 1, 2017. December 1, 2017 was chosen as the effective date because this date was representative of the typical employment census for Union throughout 2017. 401(k) eligible wages, plus non-qualified compensation deductions, was selected as the definition of compensation because this data is readily available for all Union employees, and includes all hourly wages or annual salary and overtime, plus compensation for work performed additional to that which is earned through regular hourly wages or salary.

Once the median employee was identified, that individual’s compensation was adjusted to include all earned compensation components as that for the CEO, including the change in the actuarial present value of the Union Pension Plan, the 401(k) match contribution, the 401(k) safe harbor contribution, and the 401(k) profit sharing contribution. The median employee’s total compensation for purposes of the CEO Pay Ratio calculation was determined to be $39,346. The CEO total compensation used in the pay ratio equaled $540,853, the amount reported for 2017 in the Summary Compensation Table above. Components included in the CEO’s total compensation which were not earned by the median employee were stock awards, non-equity incentive plan compensation and director fees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The independent registered public accounting firm of BerryDunn was engaged to serve as the Company's independent accountants to audit the Company's consolidated financial statements for the year ended December 31, 2017 and to audit the internal controls over financial reporting as of December 31, 2017 upon recommendation of the Audit Committee and ratification by the shareholders.
BerryDunn has advised the Audit Committee that they are independent accountants with respect to the Company within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws administered by the SEC. A representative of BerryDunn is expected to be present at the annual meeting. He will have the opportunity to make a statement if he so desires, and he is expected to be available to respond to appropriate questions.
The Audit Committee has appointed BerryDunn to serve as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements and internal controls over financial reporting for the year ending December 31, 2018, and to perform such other appropriate accounting services as may be required. Although ratification by the shareholders is not required by law, consistent with evolving corporate practices the Board has determined that it is desirable to request shareholder approval of the appointment. The Audit Committee has not determined what action it will take if the shareholders do not ratify the appointment of BerryDunn. In such event, the Committee could decide to continue to retain the services of BerryDunn for 2018 and consider a change in auditors for 2019. Moreover, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
BerryDunn has audited the Company's consolidated financial statements for the last nine calendar years and has audited the controls over financial reporting for the last four years.

Audit Fees
Aggregate fees billed for professional services rendered to the Company by BerryDunn for the years ended December 31, 2017 and 2016, are detailed in the table below.

	BerryDunn
Services Provided	2017	2016
Audit	$187,211	$178,132
Audit Related	13,469	14,300
Tax	16,350	15,242
Total	$217,030	$207,674

Audit fees in both years were for the audits of the annual consolidated financial statements of the Company included in the Company's annual report on Form 10-K, audits of internal controls over financial reporting, and review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, filed with the SEC.

Audit Related fees in both years were for assurance and related services relating to Union Bank's trust operations, attendance at the annual shareholders meeting and other accounting matters.
Tax fees in both years were for services related to tax compliance, including the preparation of tax returns, review of estimates, consulting and tax planning, and tax advice, including implementation of tax law changes.

Audit Committee Preapproval Guidelines
All audit and nonaudit services provided by the registered independent accounting firm during the preceding two fiscal years were approved in advance by the Audit Committee. The Audit Committee has adopted Preapproval Guidelines relating to the provision of audit and nonaudit services by the Company's external auditors. Under these Guidelines, the Audit Committee preapproves both the type of services to be provided by the external auditor and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be compatible with the maintenance of the auditor's independence, including compliance with SEC rules and regulations.
In order to ensure timely review and approval, the Audit Committee has delegated to the Chair of the Committee the authority to amend or modify the list of preapproved services and fees, subject to prompt reporting to the full Committee of action taken pursuant to such delegated authority.

Vote Required to Approve Proposal 2
Ratification of the appointment of BerryDunn as the Company's independent auditors for 2018 will require that more votes be cast “FOR” than “AGAINST” the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

SHAREHOLDER PROPOSALS
Under SEC rules, management of the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal even if the proposal has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal at the meeting. In order to be considered timely for consideration at the 2019 annual meeting, the shareholder-proponent must have furnished written notice to the Company of the proposal no later than February 25, 2019. If timely notice is received, the Company may exercise its discretionary authority under the proxy in connection with such proposal only if otherwise permitted to do so under applicable SEC rules.
There is a separate process under SEC rules, with an earlier notification deadline, if an eligible shareholder seeks to have his or her proposal included in the Company's proxy materials for the annual meeting. In order to be eligible for inclusion in the Company's proxy material for the 2019 annual meeting, the shareholder must meet specified eligibility requirements in the SEC rules and the proposal must be submitted in writing to the Secretary of the Company no later than December 10, 2018 and must comply in all respects with applicable SEC rules relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors, subject to such SEC rules.

OTHER MATTERS
As of the date of this proxy statement, management knows of no business expected to be presented for action at the annual meeting, except as set forth above. If, however, any other business should properly come before the meeting, the persons named in the enclosed proxy form will vote in accordance with the recommendations of management.

Union Bankshares, Inc.
Morrisville, Vermont

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

UNION BANKSHARES, INC.
20 LOWER MAIN STREET
P.O. BOX 667
MORRISVILLE, VT 05661
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

ATTN: KRISTY ADAMS ALFIERI

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E044058-P05912	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

UNION BANKSHARES, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors - To fix the number of Directors at ten, or such lesser number as circumstances require, and to elect the Nominees listed below. (All terms expire at the next annual meeting.)

	Nominees:		For	Against	Abstain				For	Against	Abstain
	1a.	Steven J. Bourgeois	☐	☐	☐		1h.	John H. Steel	☐	☐	☐

	1b.	Dawn D. Bugbee	☐	☐	☐		1i.	Schuyler W. Sweet	☐	☐	☐

	1c.	Kenneth D. Gibbons	☐	☐	☐		1j.	Cornelius J. Van Dyke	☐	☐	☐

	1d.	John M. Goodrich	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:

	1e.	Nancy C. Putnam	☐	☐	☐	2.	To ratify the appointment of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company's external auditors for 2018.		☐	☐	☐

	1f.	Timothy W. Sargent	☐	☐	☐
NOTE: This proxy conveys discretionary authority to vote in accordance with the recommendations of management on such other business as may properly come before the meeting or any adjournment thereof.
	1g.	David S. Silverman	☐	☐	☐

For address change and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting			☐	☐
			Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement, Annual Report on Form 10-K and a brochure containing certain other information about the Company are available at www.proxyvote.com

E44059-P05912

REVOCABLE PROXY
UNION BANKSHARES, INC.

Annual Meeting of Shareholders
May 16, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kristy Adams Alfieri and Karyn J. Hale, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Union Bankshares, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of the Shareholders to be held at the Charlmont Restaurant meeting room, 116 Vermont Route 15 West, Morrisville, Vermont on Wednesday, May 16, 2018, at 3:00 p.m., local time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees in Proposal 1, FOR Proposal 2 and otherwise in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side